SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Under Rule 14a-12

L-1 IDENTITY SOLUTIONS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials:

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

177 Broad Street
Stamford, CT 06901

ANNUAL MEETING OF STOCKHOLDERS

April 6, 2007

This Proxy Statement is being furnished to the stockholders of L-1 Identity Solutions, Inc. (‘‘L-1’’ or the ‘‘Company’’), a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders of L-1 to be held on May 9, 2007 at 2:00 p.m. local time at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, CT 06870 and at any adjournments thereof. At this important meeting, you will be asked to consider and vote on the following matters:

1.	Election of five Class II directors;

2.	Approval of an amendment to the 2005 Long-Term Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,000,000 to 4,000,000 shares;

3.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm to audit the consolidated financial statements of L-1 and its subsidiaries for the year ended December 31, 2007; and

4.	Any other business as may properly come before the meeting or any adjournments of the meeting.

The Board of Directors has fixed the close of business on April 2, 2007 as the record date for the determination of the holders of our common stock, par value $0.001 per share, entitled to notice of, and to vote at, the meeting. Each eligible stockholder will be entitled to one vote for each common share held on all matters to come before the meeting and may vote in person or by proxy by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope or, as indicated on the proxy card, by voting on the Internet or by voting by telephone or, in the case of shares held in the name of a bank or broker, by following the voting instructions on the form from the record holder. At the close of business on April 2, 2007, there were 72,667,374 shares of common stock entitled to vote.

This Proxy Statement and the accompanying form of proxy are first being sent to holders of common stock on or about April 6, 2007.

177 Broad Street
Stamford, CT 06901

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 9, 2007

To our stockholders:

You are cordially invited to attend the annual meeting of stockholders of L-1 Identity Solutions, Inc. to be held on May 9, 2007 at 2:00 p.m. local time at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, CT 06870, for the following purposes:

1.	To elect five Class II directors;

2.	To approve an amendment to the 2005 Long-Term Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,000,000 to 4,000,000 shares;

3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm to audit the consolidated financial statements of L-1 and its subsidiaries for the year ended December 31, 2007; and

4.	To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

Only holders of record of our common stock as of the close of business on April 2, 2007 are entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors.
ROBERT V. LAPENTA Chairman of the Board, President and Chief Executive Officer

April 6, 2007

IMPORTANT

Your vote is important. Please vote your stock, either by (i) signing, dating and mailing the enclosed proxy card in the accompanying postage prepaid envelope, (ii) telephone using the toll-free telephone number printed on the proxy card, (iii) voting on the Internet, using the instructions printed on the proxy card, or (iv) in the case of shares held in the name of a bank or broker, following the voting instructions on the form you receive from your record holder. This will assure that your shares are represented at the meeting.

THE MEETING

Date, Time and Place

The annual meeting will be held on May 9, 2007 at 2:00 p.m. local time at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, CT 06870.

Matters to be Considered

At the meeting, stockholders will be asked to consider and vote to elect five Class II directors, to approve an amendment to the 2005 Long-Term Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,000,000 to 4,000,000 shares and to ratify the selection of the independent registered public accounting firm. See ‘‘ELECTION OF DIRECTORS,’’ ‘‘RATIFICATION OF SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’’ and ‘‘AMENDMENT TO THE 2005 LONG-TERM INCENTIVE PLAN.’’ The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Stock Outstanding and Entitled to Vote

Stockholders as of the record date, i.e., the close of business on April 2, 2007, are entitled to notice of, and to vote at, the meeting. As of the record date, there were 72,667,374 common shares outstanding and entitled to vote, with each share entitled to one vote.

Required Votes

Election of Directors.    Under Delaware law, the affirmative vote of the holders of a plurality of shares of common stock voting on this matter is required to elect each director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. For purposes of the election of directors, abstentions and broker non-votes will each be included in the determination of the number of shares present for purposes of constituting a quorum, but will not be counted as votes cast.

Amendment of the 2005 Long-Term Incentive Plan.    The affirmative vote of the holders of a majority of the shares of common stock voting on this matter at the meeting is required to approve the issuance of additional common shares available for grant under the 2005 Long-Term Incentive Plan. For purposes of the amendment of the 2005 Long-Term Incentive Plan, abstentions and broker non-votes will each be included in the determination of the number of shares present for purposes of constituting a quorum, but will not be counted as votes cast.

Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.    The affirmative vote of the holders of a majority of the shares of common stock voting on this matter at the meeting is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. For purposes of ratifying the selection of Deloitte & Touche LLP as our independent registered public accounting firm, abstentions and broker non-votes will each be included in the determination of the number of shares present for purposes of constituting a quorum, but will not be counted as votes cast.

Other Matters.    If any other matters are properly presented at the meeting for action, including a question of adjourning or postponing the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Shares Held by Brokers

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the annual meeting, such as the election of directors and the ratification of the appointment of Deloitte & Touche LLP. The approval of an amendment to the 2005 Long-Term Incentive Plan, however, is considered a non-discretionary item and therefore, your broker may not vote your shares without instructions from you. If you do not provide voting instructions on a non-discretionary item, the shares will be treated as ‘‘broker non-votes.’’ ‘‘Broker non-votes’’ will be included in determining the presence of a quorum at the annual meeting but are not counted as votes cast.

Voting and Revocation of Proxies

Stockholders of record are requested to vote by proxy in one of three ways:

•	Use the toll-free telephone number shown on your proxy card;

•	Visit the Internet website indicated on your proxy card and follow the on-screen instructions; or

•	Mail, date, sign and promptly return your proxy card in the enclosed postage prepaid envelope.

Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked will be voted at the meeting in accordance with the instructions contained therein. If instructions are not given, proxies will be voted FOR election of each nominee for director named herein, FOR the issuance of additional securities available for grant under the 2005 Long-Term Incentive Plan and FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

Voting instructions (including instructions for both telephonic and Internet proxies) are provided on the proxy card. The Internet and telephone proxy procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, must be borne by the stockholder. If you submit your proxy by Internet or telephone, it will not be necessary to return your proxy card.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone proxies will depend on their voting procedures.

If a stockholder does not return a signed proxy card or submit a proxy by the Internet or by telephone, and does not attend the meeting and vote in person, his or her shares will not be voted.

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary at our address set forth herein, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet) or by voting in person at the meeting. Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the meeting, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation material to such beneficial owners. In addition, the Company has retained The Altman Group to act as proxy solicitor in conjunction with the meeting. The Company has agreed to pay that firm a base fee of $6,000 plus customary call-based fees and reasonable out of pocket expenses, for proxy solicitation services. Solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers, or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Independent Registered Public Accounting Firm

We have been advised that a representative of Deloitte & Touche LLP, our independent registered public accounting firm for the year ended December 31, 2006, will attend the annual meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

The Company has a classified board of directors, divided into three classes, and the term of the current Class II directors will expire on the date of the meeting. The nominees for the Board of Directors, each of whom is currently serving as a Class II director, are described below. The Nominating and Corporate Governance Committee of the Board of Directors has nominated each of the candidates for election. If elected, each of the nominees is expected to serve for a three-year term expiring at the annual meeting of stockholders of the Company in 2010 and until successors have been elected and qualified. The Board of Directors expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence, one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors may propose.

Nominees for Election

Name and present position, if any, with the Company	Age, period served as a director, other business experience

Robert V. LaPenta Chairman, President and Chief Executive Officer	61, has served as the Chairman of the board of directors of the Company since December 2005, President and Chief Executive Officer of the Company since August 2006. Mr. LaPenta is the founder and Chief Executive Officer of L-1 Investment Partners, LLC, a private investment management firm. From April 1997 to April 2005, Mr. LaPenta served as President, Chief Financial Officer and a director of L-3 Communications Holdings, Inc., which he co-founded in April 1997. From April 1996, when Loral Corporation was acquired by Lockheed Martin Corporation, until April 1997, Mr. LaPenta was a Vice President of Lockheed Martin and was Vice President and Chief Financial Officer of Lockheed Martin’s Command, Control, Communications and Intelligence and Systems Integration Sector. Prior to the April 1996 acquisition of Loral, he was Loral’s Senior Vice President and Controller, a position he held since 1981. He joined Loral in 1972 and was named Vice President and Controller of its largest division in 1974. He became Corporate Controller in 1978 and was named Vice President in 1979. Mr. LaPenta is on the Board of Trustees of Iona College, the board of trustees of The American College of Greece, the board of directors of Core Software Technologies and the board of directors of Leap Wireless International, Inc.

Name and present position, if any, with the Company	Age, period served as a director, other business experience

Robert S. Gelbard	63, has served as a director of the Company since September 2005. Ambassador Gelbard has been Chairman of Washington Global Partners, LLC, an international business consulting firm, since April 2005. Prior to that, he was a self-employed international business consultant beginning in October 2002. From March 2002 to September 2002, he was Senior Vice President of International Affairs and Government Relations for ICN Pharmaceuticals, Inc., a global pharmaceuticals company. From February 1967 to January 2002, Ambassador Gelbard held various senior level positions in the U.S. Department of State, including serving as Ambassador to Indonesia from 1999-2001, President Clinton’s Special Representative for the Balkans from 1997-1999, Assistant Secretary of State from 1993-1997, and Ambassador to Bolivia from 1988-1991. In 2002, Ambassador Gelbard received the Distinguished Service Award, the State Department’s highest commendation, which was conferred by Secretary of State Colin Powell.

James M. Loy	64, has served as a director of the Company since July 2006. Mr. Loy has been Senior Counselor at The Cohen Group since 2005. From 2003 to 2005, Mr. Loy served as Deputy Secretary of Homeland Security. From 2002 to 2003, he was Administrator, Transportation Security Administration. He served as Commandant of the U.S. Coast Guard from 1998 to 2002 and was Coast Guard Chief of Staff from 1996 to 1998. From 1994 to 1996, Mr. Loy was Commander of the Coast Guard’s Atlantic Area. Mr. Loy also serves on the board of directors of Lockheed Martin Corporation.

Harriet Mouchly-Weiss	64, has served as a director of the Company since its incorporation in 1996. Ms. Mouchly-Weiss founded Strategy XXI Group, an international communications and consulting firm, in January 1993 and has served as its managing partner since that time. Ms. Mouchly-Weiss currently also serves as a member of the board of directors of American Greetings Corporation, a company engaged in the design, manufacture and sale of everyday and seasonal greeting cards and other social expression products.

Name and present position, if any, with the Company	Age, period served as a director, other business experience

Peter Nessen	71, has served as a director of the Company since its incorporation in 1996. Since July 2003, Mr. Nessen has served as the President of Nessen Associates Ltd., a non-profit consulting company. From January 2003 to July 2003, Mr. Nessen served as an adviser to the Governor of the Commonwealth of Massachusetts on education matters. Mr. Nessen has been Chairman of the Board of NCN Financial, a private banking firm, since January 1995. From June 1993 through December 1994, Mr. Nessen was Dean for Resources and Special Projects at Harvard Medical School. From January 1989 to February 1993, Mr. Nessen was Secretary of Administration and Finance for the Commonwealth of Massachusetts.

The Board of Directors recommends a vote FOR the above-named nominees.

Other Members of the Board of Directors

Including the nominees, the Board of Directors currently consists of 13 directors, each of whom, other than the nominees, is described below. The term of the Class I directors shall expire at the 2009 Annual Meeting of Stockholders, subject to the election and qualification of their respective successors. The term of the Class III directors shall expire at the 2008 Annual Meeting of Stockholders, subject to the election and qualification of their respective successors.

Name and present position, if any, with the Company	Age, period served as a director, other business experience
Class I Directors

B.G. Beck	70, has served as a director of the Company since February 2004. Mr. Beck was the Founder, President and Chief Executive Officer of Trans Digital Technologies Corporation from 1998 until its acquisition by the Company in February 2004. Mr. Beck currently serves as a member of the Board of Directors of Cardinal Financial Corporation, a provider of comprehensive individual and corporate banking services.

Denis K. Berube	64, has served as a director of the Company since its incorporation in 1996. Mr. Berube is Executive Vice President and Chief Operating Officer of Lau Technologies. Mr. Berube has been employed at Lau since 1990.

Louis J. Freeh	57, has served as a director of the Company since July 2006. Mr. Freeh served as Vice Chairman, General Counsel, Corporate Secretary and Ethics Officer to MBNA Corporation from 2001 until its acquisition by Bank of America in January 2006. Prior to that, he served as FBI Director from 1993 to 2001 and previously as a U.S. District Judge, Assistant U.S. Attorney and FBI Special Agent. Mr. Freeh also serves on the board of directors of Bristol-Myers Squibb Company.

Name and present position, if any, with the Company	Age, period served as a director, other business experience

George J. Tenet	54, has served as a director of the Company since December 2005. Mr. Tenet has been a Distinguished Professor in the Practice of Diplomacy, at the Georgetown University School of Foreign Service since October 2004. From July 1997 to July 2004, Mr. Tenet was the Director of Central Intelligence. Mr. Tenet served as the Deputy Director of Central Intelligence from July 1995 until July 1997. From 1993-1995, he served as Special Assistant to the President and Senior Director for Intelligence Programs on the National Security Council. Prior to that, he served as a Professional Staff Member and Staff Director of the Senate Select Committee on Intelligence from 1985-1992. From 1982-1985, Mr. Tenet was legislative assistant and legislative director for Senator John Heinz. Mr. Tenet also serves on the board of directors of Guidance Software, Inc., QinetiQ and the Granahan McCourt Acquisition Corporation and as the Chairman of the CIA Memorial Foundation.

Class III Directors

Milton E. Cooper	68, has served as a director of the Company since August 2006 and previously served on the board of directors of Identix Incorporated from 2001 through August 2006. Mr. Cooper is a past Chairperson for the Secretary of the Army’s National Science Center Advisory Board. From 1992 until his retirement in June 2001, Mr. Cooper served as President, Federal Sector for Computer Sciences Corporation (‘‘CSC’’), one of the largest systems integrators for federal government agencies and a leading supplier of custom software for aerospace and defense applications. Mr. Cooper joined Systems Group, the predecessor organization to CSC’s Federal Sector, in 1984, as Vice President, Program Development. Prior to joining CSC, Mr. Cooper served in various marketing and general management positions at IBM Corporation, Telex Corporation and Raytheon Company.

Name and present position, if any, with the Company	Age, period served as a director, other business experience

Malcolm J. Gudis	65, has served as a director of the Company since August 2006 and formerly served on the board of directors of Identix Incorporated from 2001 through August 2006. In 1993, he retired as a Senior Vice President of EDS, where he had worked for 22 years. For six of those years, he served as a member of EDS’ Board of Directors, and for eight of those years, he served on EDS’ eight-person Leadership Council. Mr. Gudis also had direct responsibility for all of EDS’ international, commercial business interests outside of North America, including operations in over 30 countries as well as worldwide responsibility for the market segments comprising the Communications, Transportation and Energy and Petrochemical industries. In 1998, Mr. Gudis was awarded the first International Alumni Award by The Max M. Fisher School of Business at Ohio State University. He currently serves on The Dean’s Advisory Council at The Fisher School of Business at Ohio State University, The Board of Trustees of The Episcopal School of Dallas where he serves as Chancellor, and numerous charitable and business organizations’ advisory boards.

John E. Lawler	57, has served as a director of the Company since August 2006 and formerly served on the board of directors of Identix Incorporated from June 2002 through August 2006. Mr. Lawler also served as a director of Visionics from December 1999 through June 2002. Mr. Lawler has been President of East/West Financial Services, Inc., a diversified financial management and business consulting firm, since November 1987. He is also a co-founder and current Chief Executive Officer of Sterling Wealth Management, Inc., a registered investment advisor, and has served on its board of directors since October 1999, currently serving as Chairman. From March 1982 to March 1988, Mr. Lawler served in various executive positions in Washington D.C. public relations firms, including Gray and Company, an advertising, public relations and lobbying firm, for which he served as Chief Financial Officer. From January 1975 to March 1982, Mr. Lawler served as Chief of the Office of Finance of the U.S. House of Representatives in Washington, D.C. Mr. Lawler also serves on the board of directors of NCI, Inc., a NASDAQ listed government integrator company.

Name and present position, if any, with the Company	Age, period served as a director, other business experience

Boykin Rose	57, has served as a director of the Company since August 2006. Mr. Rose currently serves on the South Carolina Education Lottery Commission, to which he was appointed by Senator Glenn McConnell, President Pro Tempore of the Senate and Chairman of the Senate Judiciary Committee. He is an officer of Fear No Wind, LLC. a company he co-founded in 2004 and serves as Vice President of the Huguenot Society of South Carolina Board of Directors. Mr. Rose served as the Director of the South Carolina Department of Public Safety for nine years. During his tenure as Director, Mr. Rose’s responsibilities included establishment and administration of the Department’s internal operation, policies and procedures and assumed direction of a number of departmental entities including the State Highway Patrol; the State Transport Police Division including the Size and Weight Enforcement Division; the Criminal Justice Academy and Training Division; the Highway Safety Office; the Division of Motor Vehicles which includes the Driver Licensing Division; Vehicle Registration; Vehicle Titling; Licensing and Vehicle Enforcement; the Bureau of Protective Services; and the Office of Justice Programs.

Nomination Arrangements in Connection with the Viisage/Identix Merger

Effective as of the closing of the merger (the ‘‘Merger’’) of Viisage Technology, Inc. (‘‘Viisage’’) with Identix Incorporated (‘‘Identix’’) in August 2006, Milton E. Cooper, Malcolm J. Gudis, John E. Lawler and Boykin Rose became directors of the Company. Each of Messrs. Cooper, Gudis and Lawler previously served as a director of Identix. These four directors were appointed pursuant to the terms of the merger agreement (the ‘‘Merger Agreement’’), which provided that following the closing, the Company’s board would initially consist of thirteen members, nine of whom would be designated by the Company and four of whom would be designated by Identix. The nine designees of the Company, including Messrs. LaPenta, Nessen, Gelbard, Loy, Berube, Beck, Freeh and Tenet and Ms. Mouchly-Weiss, were all Company directors at the time of the Merger. In addition, pursuant to the terms of the Merger Agreement, the directors designated by Identix were granted the right to appoint an additional director following the closing of the Merger. The directors designated by Identix have not yet appointed an additional director.

Effective as of the closing of Merger, the Company’s board was reclassified to consist of (i) Messrs. Cooper, Gudis, Lawler and Rose as Class III directors (each designated by Identix), whose term of office will expire in 2008, (ii) Robert V. LaPenta, Peter Nessen, Robert Gelbard, James Loy and Harriet Mouchly-Weiss (each designated by the Company) as Class II directors whose term of office expires in 2007, and (iii) Denis K. Berube, B.G. Beck, Louis Freeh and George Tenet (each designated by the Company) as Class I directors whose term of office will expire in 2009. If the directors designated by Identix appoint an additional director, that director will serve in Class I.

Effective as of the closing of the Merger, (a) the Audit Committee was reconstituted to consist of Mr. Nessen as Chairman, Mr. Lawler as Vice Chairman and Messrs. Gudis, Freeh and Loy, and Ms. Mouchly-Weiss as members, (b) the Compensation Committee was reconstituted to consist of Mr. Cooper as Chairman and Messrs. Loy, Gudis, Tenet and Rose and Ms. Mouchly-Weiss as members and (c) the Nominating and Corporate Governance Committee was reconstituted to consist of Mr. Gelbard as Chairman and Messrs. Lawler, Nessen, Freeh and Rose and Ms. Mouchly-Weiss, as members. The committees were reconstituted pursuant to the terms of the Merger Agreement, which provided that at least one director designated by Identix be appointed to serve on each and every committee of the Company until the expiration of the term of the Class III directors.

Pursuant to the terms of the Merger Agreement, the Company’s certificate of incorporation was also amended to (i) delegate to the Nominating and Corporate Governance Committee the full and exclusive power and authority otherwise conferred upon the Board of Directors to evaluate candidates and nominate persons to stand for election to the Board of Directors or fill vacancies on the Board of Directors or newly created directorships and (ii) require that any change in the size of the Board of Directors require the approval of (A) at least two thirds of the entire Board of Directors and (B) at least two thirds of the independent members of the Board of Directors.

CORPORATE GOVERNANCE

Board Independence Standards for Directors

Pursuant to our Corporate Governance Policy, a copy of which is available on our website at www.L1id.com, the Board of Directors is required to affirmatively determine that a majority of the directors is independent under the listing standards of the New York Stock Exchange (‘‘NYSE’’), the principal exchange on which the Company’s Common Stock is traded.

In accordance with the Corporate Governance Policy, the Board of Directors undertakes an annual review of director independence. During this review, the Board of Directors considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The Board of Directors also considers the recommendations of the Nominating and Corporate Governance Committee, which conducts a separate independence assessment of all directors as part of its nomination process for the Board of Directors and its respective committees. The purpose of this review is to determine whether any such relationship or transaction is considered a ‘‘material relationship’’ that would be inconsistent with a determination that a director is independent. The Board of Directors has not adopted any ‘‘categorical standards’’ for assessing independence, preferring instead to consider all relevant facts and circumstances in making an independence determination including, without limitation, applicable independence standards promulgated by the NYSE.

As a result of this review, the Board of Directors affirmatively determined that, other than Robert V. LaPenta, B.G. Beck and Denis K. Berube, all of the directors are independent, as defined by the rules of the NYSE. Based on the recommendations of the Nominating and Corporate Governance Committee, the Board of Directors concluded that a certain contractual arrangement between Strategy XXI Group and the Company (the ‘‘Agreement’’) signed by the Company in October 2006 does not constitute a ‘‘material relationship’’ and therefore does not affect the independence determination for Ms. Mouchly-Weiss. Ms. Mouchly-Weiss is a Managing Partner at Strategy XXI Group. Pursuant to the Agreement, Strategy XXI Group provides marketing consulting services to the Company in China in exchange for compensatory fees. To date the Company has paid approximately $35,000 in fees to Strategy XXI Group. After a review and analysis of the Agreement and a discussion of the related facts and circumstances, the Nominating and Corporate Governance Committee concluded that, given the immaterial nature of the Agreement, the immaterial dollar value of the Agreement, and the immaterial nature of the relationship between the Company and Strategy XXI Group, and furthermore, given the fact that Ms. Mouchly-Weiss did not directly participate in providing consulting services to the Company, neither the Agreement nor Strategy XXI Group’s relationship with the Company constituted a ‘‘material relationship’’, and, therefore, neither the Agreement nor Strategy XXI Group’s relationship with the Company affected the independence determination for Ms. Mouchly-Weiss under the NYSE rules.

Board Committees

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board of Directors has adopted charters for each of its standing committees. Copies of our committee charters are available without charge upon request directed to Investor Relations, 177 Broad Street, Stamford, CT 06901, and from our website at www.L1id.com.

Audit Committee

The Audit Committee, among other things, assists the Board of Directors in fulfilling its responsibility relating to (a) the integrity of our financial statements, (b) our systems of internal controls and disclosure controls and procedures, (c) our compliance with applicable law and ethics programs and (d) the annual independent audit of our financial statements. In discharging its duties, the Audit Committee has the sole authority to select, retain, oversee and terminate, if necessary, the independent registered public accounting firm, review and approve the scope of the annual audit, review and pre-approve the engagement of our independent registered public accounting firm to perform audit and non-audit services, meet independently with our independent registered public accounting firm and senior management, review the integrity of our financial reporting process and review our financial statements and disclosures and certain SEC filings.

From August 29, 2006 through March 23, 2007, the Audit Committee was composed of Mr. Peter Nessen (Chairman), Mr. John E. Lawler, Mr. Malcolm J. Gudis, Mr. Louis J. Freeh and Mr. James M. Loy and Ms. Harriet Mouchly-Weiss. Ms. Mouchly-Weiss voluntarily resigned from the Audit Committee on March 23, 2007. On March 28, 2007, the Company notified the NYSE that for the period of October 17, 2006 through March 23, 2007, the Company’s Audit Committee did not satisfy, for wholly-inadvertent reasons, certain requirements of Section 303A.06 of the NYSE Listed Company Manual (the ‘‘Manual’’). Section 303A.06 of the Manual states that the audit committee of a listed company satisfy the requirements of Rule 10A-3 under the Exchange Act of 1934, which requires, among other things, that no member of the audit committee receive, directly or indirectly, any consulting, advisory, or other compensatory fee from the issuer. In October 2006, the Company signed a consulting agreement with Strategy XXI Group, a marketing firm. Ms. Mouchly-Weiss is a Managing Partner of Strategy XXI Group. Pursuant to the Agreement, Strategy XXI Group provided certain marketing services for the Company in China in exchange for compensatory fees. To date the Company has paid approximately $35,000 in fees to Strategy XXI Group under the Agreement. Because of the Agreement and these otherwise immaterial fees, on March 23, 2007, the Company’s Nominating and Corporate Governance Committee found that Ms. Mouchly-Weiss was not independent for purposes of serving on the Audit Committee from October 17, 2006 through March 23, 2007. Effective March 23, 2007, Ms. Mouchly-Weiss voluntarily resigned from the Company’s Audit Committee in order to remedy the unintentional and wholly inadvertent noncompliance. As a result of Ms. Mouchly-Weiss’ resignation, the Company is now in full compliance with Section 303A.06 of the Manual and all of the NYSE listing standards. On March 30, 2007, the NYSE informed the Company that, based on the Company’s disclosures, no further action by the NYSE was necessary. Following Ms. Mouchly-Weiss’ resignation, the Company’s Audit Committee consists of Mr. Peter Nessen (Chairman), Mr. John E. Lawler (Vice Chairman), Mr. Malcolm J. Gudis, Mr. Louis J. Freeh and Mr. James M. Loy.

The Board of Directors has determined that all five members of the Audit Committee, Messrs. Nessen, Lawler, Gudis, Freeh and Loy are independent, as defined by the rules of the NYSE and the Securities and Exchange Commission (‘‘SEC’’), and that each of Mr. Peter Nessen and Mr. John E. Lawler meets the additional criteria imposed by the SEC to qualify as an audit committee financial expert. Mr. Nessen serves as Chairman and Mr. Lawler serves as Vice-Chairman of the Audit Committee.

The Audit Committee met 6 times in 2006. The Audit Committee regularly holds meetings at which it meets with our independent registered public accounting firm without management present.

The Audit Committee acts pursuant to a written charter, adopted by the Board of Directors, which is available on our website at www.L1id.com.

Compensation Committee

The functions of the Compensation Committee are, among others, to (a) review and recommend to the Board of Directors the compensation policy for the Company, (b) review the annual individual performance appraisals and recommend to the Board of Directors all salary action for corporate officers, (c) review and approve the yearly objectives for the bonus pools, review annual performance against those objectives and approve the annual bonus payouts for individual employees, (d) review the annual independent compensation audit for the Company and its officers and directors and recommend to the Board of Directors changes in Corporate Compensation Policy, as needed, (e) administer any approved stock plan, review and approve recommended stock option grants and review corporate actions which may affect share price for appropriate long-term results, (f) review and approve any profit sharing payouts, (g) review all employee benefit plans, (h) prepare the Compensation Committee report on executive compensation, (i) annually assess and report to the Board of Directors on the performance and effectiveness of the Compensation Committee and (j) retain and/or terminate consultants and approve such firm’s fees and other retention terms.

The Board of Directors has determined that all seven members of the Compensation Committee, Mr. Milton Cooper, Mr. Robert S. Gelbard, Malcolm J. Gudis, Mr. James M. Loy, Mr. Boykin Rose, Mr. George J. Tenet and Ms. Harriet Mouchly-Weiss are independent, as defined by the rules of the NYSE. Mr. Cooper serves as Chairman of the Compensation Committee. Mr. Gelbard was appointed to the Compensation Committee by the Board of Directors on April 3, 2007, subsequent to the approval of the CD&A.

The Viisage Board of Directors engaged Mercer Human Resource Consulting to provide support to the Compensation Committee and management in determining or recommending the amount or form of executive and director compensation during the most recently completed fiscal year, including compensation benchmarking of the Named Executive Officers, and the Company engaged Mercer to assist with the preparation of the compensation disclosure in this Proxy Statement. The decisions made by the Compensation Committee and Company management are their responsibility and may reflect factors and considerations other than the information and recommendations provided by Mercer.

The Compensation Committee met 6 times in 2006. The Compensation Committee acts pursuant to a written charter, adopted by the Board of Directors, which is available on our website at www.L1id.com

Nominating and Corporate Governance Committee

The functions of the Nominating and Corporate Governance Committee are, among others, to (a) identify and evaluate candidates and nominate individuals to serve as directors of the Company and on committees of the Board of Directors, (b) develop, recommend and review corporate governance guidelines on a regular basis, (c) fill any vacancies created by removal, resignation or retirement from the Board of Directors or the death of any director, (d) upon any increase in the number of directors, appoint any number of such additional directors authorized in accordance with the requirements of the Company’s charter and (e) assist the Board of Directors in its annual review of the Board of Directors performance. Pursuant to the terms of the Merger Agreement, the Company’s certificate of incorporation was amended to delegate to the Nominating and Corporate Governance Committee the full and exclusive power and authority otherwise conferred upon the Board of Directors to evaluate candidates and nominate persons to stand for election to the Board of Directors or fill vacancies on the Board of Directors or newly created directorships.

The Board of Directors has determined that all seven members of the Nominating and Corporate Governance Committee, Mr. Robert S. Gelbard, Mr. Malcom J. Gudis, Mr. John E. Lawler, Mr. Peter Nessen, Mr. Louis J. Freeh, Mr. Boykin Rose and Ms. Harriet Mouchly-Weiss are independent, as defined by the rules of the NYSE. Mr. Gelbard serves as Chairman of the Nominating and Corporate Governance Committee. Mr. Gudis was appointed to the Nominating and Corporate Governance Committee by the Board of Directors on April 3, 2007.

The Nominating and Corporate Governance Committee met 4 times in 2006. The Nominating and Corporate Governance Committee acts pursuant to a written charter, adopted by the Board of Directors, which is available on our website at www.L1id.com.

Stockholder Nominations

The Company’s By-Laws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at the Company’s annual meeting of stockholders. The Board of Directors has also adopted a formal policy concerning stockholder recommendations of Board of Directors’ candidates to the Nominating and Corporate Governance Committee. This policy is set forth in the Company’s Nominating and Corporate Governance Committee charter, which is available on the Company’s website at www.L1id.com. Under this policy, the Nominating and Corporate Governance Committee considers director candidates recommended by stockholders who satisfy the notice, information and consent requirements set forth in the Company’s By-Laws. To recommend a nominee for election to the Board of Directors, a stockholder must submit his or her recommendation to the Secretary at the Company’s principal executive offices at 177 Broad Street, Stamford, CT 06901. A stockholder’s recommendation must be received by the Company (i) no later than the 75th day, nor earlier than the 120th day, prior to the first anniversary of the date that our Company’s Proxy Statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, (ii) or, in the event that the annual meeting of stockholders is called for a date more than 7 days prior to the first anniversary of the date that our Company’s Proxy Statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, (A) no later than the close of business on the 20th day following the first date on which the date of such meeting was publicly disclosed or (B) if such date of public disclosure occurs more than 75 days prior to such scheduled date of such meeting, then the later of (x) the 20th day following the first date of public disclosure of the date of such meeting or (y) the 75th day prior to the scheduled date of such meeting.

A stockholder’s recommendation must be accompanied by the following information with respect to a stockholder director nominee as specified in the By-Laws (i) the name, age, business address and residence address of the recommended person, (ii) the principal occupation or employment of the recommended person during the past five years, (iii) the class and number of shares of the Company stock beneficially owned by the recommended person on such date, (iv) whether in the past five years the recommended person has (1) filed for bankruptcy, (2) been convicted in a criminal proceeding or named subject of a criminal proceeding, (3) been found by any court of competent jurisdiction to have violated any Federal law or Federal commodities law, and such judgment or finding was not been subsequently reversed, suspended or vacated or (4) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any competent jurisdiction or of any Federal or state governmental or quasi-governmental agency, authority or commission enjoining him or her or otherwise limiting him or her from engaging in any type of business practice or in any activity in connection with the purchase or sale of any security or commodity and (v) the consent of the recommended person to serve as a director of the Company in the event that he or she is elected.

The recommending stockholder must also include in the notice (i) his or her name and address, (ii) the number of shares beneficially owned by him or her on the date of notice and the number of shares beneficially owned by any other stockholder supporting such nomination, (iii) a representation that he or she intends to appear in person at the meeting or that he or she nominates the person specified in the notice and (iv) a description of all arrangements or understanding between him or her and the nominee.

We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company.

See ‘‘PROPOSALS BY STOCKHOLDERS’’ for the deadline for nominating persons for election as directors for the 2008 annual meeting of stockholders.

Criteria for Director Nominees

In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following factors:

•	character and integrity;

•	expertise and experience, including leadership qualities and experience, high-level managerial experience in a relatively complex organization or experience dealing with complex problems;

•	ability to provide advice and practical guidance based on experience;

•	independence pursuant to the rules promulgated by the SEC and the NYSE;

•	sound and independent business judgment and commitment to stockholder value;

•	sufficient time for Board activities and towards fulfillment of responsibilities to the Company; and

•	whether the candidate assists in achieving a mix of Board of Directors members that represents a diversity of background and professional experience.

Other than the foregoing, there are no minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to, and a potential or incumbent director will not necessarily satisfy all of, the foregoing criteria and in evaluating a candidate does not distinguish on the basis of whether the candidate was recommended by a stockholder.

Process for Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or if the Nominating and Corporate Governance Committee decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee based on the criteria listed above. Current members of the Nominating and Corporate Governance Committee and Board of Directors are polled for suggestions as to individuals meeting the criteria of the Nominating and Corporate Governance Committee. Research may also be performed to identify qualified individuals. The Company has, in the past, engaged a third party to identify and evaluate potential nominees.

Attendance at Meetings

Board and Committee Meetings

It is our policy that directors are expected to dedicate sufficient time to the performance of his or her duties as a director, including by attending meetings of the stockholders, Board of Directors and committees of which he or she is a member.

In 2006, the Board of Directors held 25 meetings (including regularly scheduled and special meetings) and took action by unanimous written consent on one other occasion. All directors, other than Mr. Louis J. Freeh, Mr. Robert S. Gelbard, Ms. Harriet Mouchly-Weiss and Mr. George J. Tenet, attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board of Directors on which such director served. Certain of our directors did not serve on the Board of Directors or any committee thereof prior to the Merger and each individual’s attendance record only covers meetings held while such individual was a member of the Board of Directors and/or any committee thereof.

Stockholder Meeting

In August 2006, we held a special meeting in lieu of our annual meeting of stockholders in connection with the approval of the Merger. All of the directors of Viisage at that time attended the special meeting.

Stockholder Communications with the Board of Directors

Our Board of Directors provides a process for stockholders to send communications to the Board of Directors.

Stockholders and other parties interested in communicating directly with the Board of Directors as a group, may do so by writing to the Board of Directors, c/o Secretary, 177 Broad Street, Stamford, CT 06901. The Secretary will review all correspondence and regularly forward to the Board of Directors all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or committees thereof or that the Secretary otherwise determines requires attention. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman and Vice Chairman of the Audit Committee. We have adopted a Whistleblower Policy, which establishes procedures for submitting these types of concerns, either personally or anonymously through a toll free telephone ‘‘hotline’’ operated by an independent party. A copy of our Whistleblower Policy is available on our website at www.L1id.com.

Code of Business Ethics & Standards of Conduct

We have adopted a Code of Business Ethics & Standards of Conduct (the ‘‘Code’’), that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Copies of our Code are available without charge upon requests directed to Investor Relations, 177 Broad Street, Stamford, CT 06901, and from our website at www.L1id.com. Any amendments to, or waivers under, our Code which are required to be disclosed by the rules promulgated by the SEC will be disclosed on the Company’s website at www.L1id.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10 % of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the year ended December 31, 2006, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis with the following exceptions: (i) Thomas J. Reilly (a former director of Viisage) filed two late Form 4s each of which covered one transaction; (ii) Vincent A. D’Angelo filed two late Form 4s, each of which covered one transaction; and (iii) each of Dr. Joseph J. Atick, Bernard C. Bailey, Buddy G. Beck, Denis K. Berube, Milton E. Cooper, Doni L. Fordyce, Robert S. Gelbard, Malcolm J. Gudis, Dr. Mohamed Lazzouni, Robert V. LaPenta, John E. Lawler, Charles E. Levine (a former director of Viisage), Mark S. Molina, Harriet Mouchly-Weiss, Peter Nessen, Joseph Paresi, Paul T. Principato (a former director of Viisage) and George J. Tenet filed one late Form 4 which covered one transaction.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors, and none of them are present or past employees or officers of ours or any of our subsidiaries. No member of the

Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K of the Securities Exchange Act of 1934. None of our executive officers currently serves, or in the past fiscal year has served, on the Board of Directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our board or compensation committee.

The information contained in this Proxy Statement with respect to the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the description of the Audit Committee and the independence of the non-management members of the Board of Directors shall not be deemed to be ‘‘soliciting material’’ or to be ‘‘filed’’ with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such a filing.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Set forth below is certain information as of March 28, 2007, with respect to the beneficial ownership determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of our common stock by (1) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock, (2) each director and nominee for director, (3) each of the named executive officers named in the Summary Compensation Table under ‘‘Executive Compensation,’’ and (4) all of our executive officers and directors as a group. Unless otherwise stated, the business address of each person listed is c/o L-1 Identity Solutions, Inc., 177 Broad Street, Stamford, CT 06901.

	Securities Beneficially Owned(1)
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Outstanding(2)
Principal Securityholders:
Aston Capital Partners L.P.(3)	9,959,391	13.4%
L-1 Investment Partners, LLC(4)	9,179,047	12.6%
Doni L. Fordyce(5)	9,179,047	12.6%
Joseph S. Paresi(6)	9,183,047	12.6%
Joanna T. Lau(7)	2,251,910	3.1%
Lau Technologies(7)	2,162,581	3.0%
Directors:
B.G. Beck(8)	2,205,002	3.0%
Denis K. Berube(9)	2,251,910	3.1%
Milton E. Cooper(10)	102,870	*
Louis J. Freeh	6,184	*
Robert S. Gelbard(11)	29,515	*
Malcolm J. Gudis(12)	74,490	*
John E. Lawler(13)	78,686	*
James M. Loy	4,000	*
Harriet Mouchly-Weiss(14)	65,508	*
Peter Nessen(15)	70,679	*
Boykin Rose	4,000	*
George J. Tenet(16)	11,161	*
Named Executive Officers:
Robert V. LaPenta(17) Chairman, President, and Chief Executive Officer	9,951,447	13.7%
James DePalma(18) Executive Vice President, Chief Financial Officer and Treasurer	9,182,991	12.6%
James P. Ebzery(19) President, Viisage Division	72,411	*
Dr. Mohamed Lazzouni(20) Senior Vice President, Viisage Division	110,367	*
Iftikhar A. Ahmad(21) Senior Vice President of Secure Credentials, Viisage Division	91,227	*
Bernard C. Bailey Former Chief Executive Officer Viisage Technology, Inc.	—	—
Bradley T. Miller Former Chief Financial Officer Viisage Technology, Inc.	—	—
All Directors and Officers as a Group (22) (22 persons)	16,417,656	21.7%

*	Less than 1%.

(1)	The holdings reported in this table for directors and executive officers are based upon information supplied by these individuals to the Company.

(2)	Applicable percentages are based on 72,667,374 shares outstanding as of March 28, 2007.

(3)	Includes 1,280,000 shares of common stock issuable pursuant to warrants held by the beneficial owner which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date, 280,000 shares of common stock issuable pursuant to warrants held by L-1 Investment Partners L.P (‘‘L-1 Partners’’) which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date, and 780,344 shares of common stock either held directly or though a stock option which was exercisable as of March 28, 2007 by the individual general partners of L-1 Partners.

(4)	Includes 7,619,047 shares of common stock and 1,280,000 shares of common stock issuable pursuant to warrants held by Aston Capital Partners L.P. (‘‘Aston’’), of which L-1 Partners is the investment manager, which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date. Also includes 280,000 shares of common stock issuable pursuant to warrants held by the beneficial owner which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date.

(5)	Includes 7,619,047 shares of common stock and 1,280,000 shares of common stock issuable pursuant to warrants held by Aston which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date, and 280,000 shares of common stock issuable pursuant to warrants held by L-1 Partners which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date. Ms. Fordyce is a general partner of L-1 Partners. Ms. Fordyce disclaims beneficial ownership of the shares held by Aston, the shares issuable to Aston upon the exercise of warrants, and the shares issuable to L-1 Partners upon the exercise of warrants.

(6)	Includes 7,619,047 shares of common stock and 1,280,000 shares of common stock issuable pursuant to warrants held by Aston which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date, and 280,000 shares of common stock issuable pursuant to warrants held by L-1 Partners which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date. Mr. Paresi is a general partner of L-1 Partners. Also includes 4,000 shares of common stock held directly by Mr. Paresi. Mr. Paresi disclaims beneficial ownership of the shares held by Aston, the shares issuable to Aston upon the exercise of warrants, and the shares issuable to L-1 Partners upon the exercise of warrants.

(7)	The address of Ms. Lau and Lau Technologies is c/o Lau Technologies, 30 Monument Square, Suite 220, Concord, Massachusetts 01742. Includes 2,162,581 shares of common stock held by Lau Technologies. Ms. Lau and Denis K. Berube, the spouse of Ms. Lau, own approximately 56% of the outstanding capital stock of Lau Technologies. Also includes 400 shares of common stock held directly by Ms. Lau, 29,000 shares of common stock issuable to Denis K. Berube pursuant to stock options which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date, and 59,929 shares of common stock held directly by Mr. Berube. Of the shares of common stock held by Mr. Berube, 1,661,496 shares have been pledged as security. Ms. Lau disclaims beneficial ownership of the shares held by Lau Technologies and the shares held by Mr. Berube.

(8)	Includes 100,000 shares of common stock held in a charitable trust of which Mr. Beck and Charlotte V. Beck, the spouse of Mr. Beck, are the trustees, and 200,000 shares of common stock held in a grantor retained annuity trust of which Mr. Beck is a trustee. Also includes 13,000 shares of common stock issuable pursuant to stock options which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date.

(9)	Includes 2,162,581 shares of common stock held by Lau Technologies and 400 shares of common stock held directly by Ms. Lau, the spouse of Mr. Berube. Also includes 29,000 shares of common stock issuable pursuant to stock options which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date. Of the shares of common stock held by Mr. Berube, 1,661,496 shares have been pledged as security. Mr. Berube disclaims beneficial ownership of the shares held by Lau Technologies and the shares held by Ms. Lau.

(10)	Includes 85,140 shares of common stock issuable pursuant to stock options which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date.

(11)	Includes 15,000 shares of common stock issuable pursuant to stock options which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date.

(12)	Includes 56,760 shares of common stock issuable pursuant to stock options which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date.

(13)	Includes 49,665 shares of common stock issuable pursuant to stock options which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date.

(14)	Includes 44,667 shares of common stock issuable pursuant to stock options which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date.

(15)	Includes 48,500 shares of common stock issuable pursuant to stock options which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date.

(16)	Includes 6,000 shares of common stock issuable pursuant to stock options which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date.

(17)	Includes 7,619,047 shares of common stock and 1,280,000 shares of common stock issuable pursuant to warrants held by Aston which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date, and 280,000 shares of common stock issuable pursuant to warrants held by L-1 Partners which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date. Mr. LaPenta is a general partner of L-1 Partners. Also includes 2,500 shares of common stock issuable pursuant to stock options which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date. Mr. LaPenta disclaims beneficial ownership of the shares held by Aston, the shares issuable to Aston upon the exercise of warrants, and the shares issuable to L-1 Partners upon the exercise of warrants.

(18)	Includes 7,619,047 shares of common stock and 1,280,000 shares of common stock issuable pursuant to warrants held by Aston which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date, and 280,000 shares of common stock issuable pursuant to warrants held by L-1 Partners which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date. Mr. DePalma is a general partner of L-1 Partners. Mr. DePalma disclaims beneficial ownership of the shares held by Aston, the shares issuable to Aston upon the exercise of warrants, and the shares issuable to L-1 Partners upon the exercise of warrants.

(19)	Includes 70,374 shares of common stock issuable pursuant to stock options which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date.

(20)	Includes 108,374 shares of common stock issuable pursuant to stock options which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date.

(21)	Consists of 91,227 shares of common stock issuable pursuant to stock options which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date.

(22)	Consists of 1,297,320 shares of common stock issuable pursuant to stock options which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date, 1,560,000 shares of common stock issuable pursuant to warrants which were exercisable as of March 28, 2007, or which become exercisable within 60 days of such date, and 13,560,336 shares of common stock held directly by the executive officers and directors as a group and deemed to be beneficially held by the directors and executive officers as a group.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program for Robert V. LaPenta, our Chairman, President, and Chief Executive Officer (our CEO), James DePalma, our Executive Vice President, Chief Financial Officer, and Treasurer (our CFO), Bernard C. Bailey, the former Chief Executive Officer and President of Viisage (our former CEO), Bradley T. Miller, the former Chief Financial Officer of Viisage (our former CFO), and the three most highly-compensated individuals other than our CEO and CFO who served as executive officers at the end of fiscal 2006: James P. Ebzery, President, Viisage Division; Dr. Mohamed Lazzouni, Senior Vice President, Viisage Division; and Iftikhar A. Ahmad, Senior Vice President of Secure Credentials, Viisage Division. These are the persons named in the Summary Compensation Table presented in this Proxy Statement (the ‘‘Named Executive Officers’’). The Compensation Discussion and Analysis appearing in this section (the ‘‘CD&A’’) includes information regarding, among other things, our executive compensation philosophy, the overall objectives of our executive compensation program, each element of the compensation that we provide, and what our compensation policies are designed to reward.

Introduction

We provide products, systems, and solutions that protect and secure personal identities. Our customers include domestic and international governments, law enforcement and border management agencies, various U.S. military branches, and commercial businesses. The security industry has grown rapidly in recent years and is constantly changing as a result of sweeping technological advances, the ever-increasing sophistication of our customers, and the unprecedented demand for comprehensive security solutions. In an effort to maintain our leadership position in identity solutions and to meet ever-changing security needs, we need to attract and retain executives who are experienced in the security industry and in running growing global businesses. Our long-term success is dependent on a leadership team with the integrity, skills, and dedication necessary to oversee a dynamic organization and the vision to anticipate and respond to future market developments. Our executive compensation program is designed to enable us to motivate and reward individuals who possess these characteristics.

Viisage/Identix Merger

In 2006, our executive compensation program, as well as several specific compensation decisions, was shaped, in large part, by the Merger. The Merger, which was publicly announced in January 2006 and completed in August 2006, resulted in the reconstitution of our management team, as a new Chief Executive Officer and Chief Financial Officer joined the Company (our CEO and our CFO), a number of Viisage and Identix executives assumed new roles with the combined company, and the former Viisage Chief Executive Officer and Chief Financial Officer (our former CEO and former CFO) left the combined company.

In March 2006, we entered into employment offer letters with several Viisage executives offering them different or expanded roles with the Company following the Merger. Among other things, these offer letters set forth the specific terms of their compensation arrangements with the combined company. In connection with the Merger, we entered into employment agreements with members of L-1 Investment Partners LLC (‘‘L-1 Investment Partners’’), who joined the Company to become our CEO and our CFO and to assume other senior executive roles. We also entered into employment agreements with several of the former executives of Identix to retain their services as executives of the combined company. Finally, we entered into separation agreements with our former CEO and former CFO to specify the respective rights and obligations of the parties in connection with their decision not to serve as executive officers of the combined company following the Merger. As a result of these transactions, many of the standard processes that would have occurred and decisions that would be made in a normal year with respect to executive compensation were largely superseded in 2006 by the terms and conditions of these agreements and arrangements with respect to these individuals’ 2006 compensation.

We also made a number of individual compensation decisions in 2006 that were directly related to the Merger. For example, to ensure the successful integration of the two organizations, we paid special, one-time bonuses to several executives to encourage them to stay with the combined company through the completion of the Merger. We also made stock option grants at the time of the Merger to several executives, including Messrs. LaPenta and DePalma and Dr. Lazzouni, either to honor commitments made under their employment agreements and employment offer letters or to reflect their enhanced roles in the combined company, which were made outside of our normal equity award cycle.

Since the Merger, we have begun a comprehensive re-evaluation of all of our compensation programs, including our executive compensation program, to ensure that they are properly aligned with the Company’s long-term strategic objectives and the necessary compensation philosophy for a larger, more complex global organization.

Overview of the Executive Compensation Program

Philosophy and Objectives

Our executive compensation program is designed to further the Company’s annual and long-term business objectives by providing our executives with compensation that is competitive within our industry sector and geographic region and that will motivate our executives to make decisions that enhance both the Company’s financial position and the value of our stockholders’ investments. The program links compensation directly to both corporate and individual performance to motivate executives to superior performance and to ensure their continuing employment.

Role of Board of Directors and Compensation Committee

The Board of Directors of the Company is solely responsible for making all compensation decisions for our executives, including the Named Executive Officers. The Compensation Committee of the Board of Directors formulates and recommends to the Board of Directors for its approval the compensation policies and individual compensation decisions for our executives, including the Named Executive Officers, and directors and ensures that these policies and decisions are consistent with overall corporate performance. In most cases, the Compensation Committee’s recommendations are developed with input from our CEO and, where appropriate, other senior executives. The Compensation Committee is responsible for reviewing and approving the corporate goals and objectives relevant to our CEO’s compensation and leading the Board of Directors in evaluating his performance in light of those objectives. The Compensation Committee also reviews and recommends to the Board of Directors for its approval the target annual incentive pool, the annual objectives for participants, and actual payouts to participants, including the Named Executive Officers, under our annual Management Incentive Plan. Since December 2006, the Compensation Committee has the authority to approve all stock option grants and other equity awards to our employees, except for grants and awards for directors and executives, which must be approved by the Board of Directors.

To assist it in performing its duties, the Compensation Committee may, from time to time, engage an outside compensation consulting firm. In 2006, the Compensation Committee of the Viisage Board of Directors retained Mercer Human Resource Consulting to prepare an evaluation of executive compensation for the positions to be assumed by the members of L-1 Investment Partners who joined the Company in connection with the Merger. As described further below, this evaluation was used to ensure that the compensation of these individuals as a whole was competitive in the general marketplace.

Compensation-Setting Process

Pre-Merger.    Typically, at the beginning of the year, the Compensation Committee of the Viisage Board of Directors, under the direction of its chairman, would meet with and review the recommendations of the Chief Executive Officer (except in the case of his own compensation) to set the base salaries, target bonus opportunities and performance objectives (which would involve both corporate and individual objectives) for the other Viisage executives and to discuss the Chief

Executive Officer’s base salary, target bonus opportunity and performance objectives for the year. At that time, it was expected that the Compensation Committee would meet with the Chief Executive Officer at the end of the year to conduct a performance review of the executives based on each individual’s performance (and that of his organization) during the year against the pre-established targets and objectives, his or her contribution to Viisage’s performance, and other individual accomplishments. They then would use this information to make compensation recommendations for the executives (as well as the Chief Executive Officer) for the just completed fiscal year and the current year for input and approval by the Viisage Board of Directors. This is the process that was used to set Messrs. Bailey’s and Miller’s compensation for 2006, as well as that of Messrs. Ebzery and Ahmad and Dr. Lazzouni.

Executives’ compensation was linked to both corporate and individual performance. To establish a target total compensation range for each executive, the Viisage Board of Directors considered various measures of corporate and industry performance relevant to Viisage’s business. Typically, the relative relationship of these measures was not based on a formula or assigned weights. Instead, a subjective determination of the appropriate target level was made after considering the measures collectively. The Viisage Board of Directors also used specific corporate performance measures to determine the size of annual bonus payouts and to determine the size of stock option grants and other equity awards to be made to executives. In addition, individual performance was also an important consideration in setting the compensation of the executives.

When considering base salaries, target bonus opportunities, and long-term incentive awards for the executives, the Compensation Committee of the Viisage Board of Directors reviewed compensation data published by several independent sources.

Merger-Related Executive Compensation.    In setting the initial compensation of our CEO and CFO and the other two individuals who joined the Company from L-1 Investment Partners, we used the information provided by Mercer to establish an overall target compensation level for the senior management team on an aggregate basis. In the case of base salary and annual incentive award opportunities, we matched each executive’s position at general industry companies of comparable size ($250 million in annual revenue on a post-Merger basis). In the case of equity awards, we considered data on long-term equity incentives for high-technology and computer software industry companies.

We determined that, while the aggregate base salary amount for these four individuals would exceed the aggregate median for the companies reviewed, it would fall just above the 75th percentile of the comparative pay for these companies. Given the industry experience and seniority of these individuals, we believed that setting their base salary to the 75th percentile was appropriate. In the case of annual incentive award opportunities, we determined that our proposed award multiple target of 50% of base salary compared favorably to the median aggregate of base salary represented by the 75th percentile of the companies reviewed.

While the aggregate value of the stock options granted to these four individuals exceeded the median of the companies reviewed, for annual grants we believed that the aggregate award level was necessary to obtain Mr. LaPenta’s service as Chief Executive Officer, Mr. DePalma’s service as Chief Financial Officer, and to persuade the other individuals to join our management team. In addition, we believed that the overall award level was appropriate in view of the Company’s aggressive growth plan, these individuals’ anticipated roles in completing several strategic acquisitions, and our desire to motivate them to dedicate a substantial portion of their time to the Company instead of pursing other investment opportunities. The actual decisions with respect to the allocation of this compensation between the individual executives was determined by our CEO and ratified by the Board of Directors.

Post-Merger.    Going forward, the Compensation Committee intends to develop a structured process consistent with industry best practices for making compensation decisions. At scheduled times during the year, the Compensation Committee will formulate recommendations for the Board of Directors concerning base salary adjustments, if any, for each executive, as well as target annual incentive award opportunities and long-term incentive awards. These recommendations will be developed with input from our CEO (except in the case of his own compensation).

In the case of annual incentive award opportunities, this process will also involve setting performance objectives (which would include both corporate and individual objectives) for each executive. At the end of the year, the Compensation Committee will meet again to review the evaluations made by our CEO for each executive (the Compensation Committee will conduct its own evaluation of our CEO) based on his or her individual performance (and that of his organization) during the year against the pre-established objectives, his or her contribution to the Company’s performance, and other individual accomplishments. The Compensation Committee will use these reviews to make recommendations to the Board of Directors for annual incentive award payouts for the just completed fiscal year and to set compensation for the current year. In connection with this review, the Compensation Committee will also review the Company’s deferred compensation arrangements, perquisites and other compensation, and payments that would be required under various severance and change-in-control scenarios.

To the extent that it believes such data is relevant, the Compensation Committee intends to continue to obtain and consider relevant survey data to the extent it is available, to benchmark an executive’s target total compensation, as well as individual elements of compensation, to ensure that the Company’s executive compensation program remains competitive within our industry sector and geographic region. The Compensation Committee may also develop one or more ‘‘peer groups’’ of comparable companies as a further tool to evaluate and measure relative and absolute compensation levels.

Elements of Compensation

In 2006, the primary compensation elements for our executives, including the Named Executive Officers, were:

•	base salary;

•	annual incentive awards;

•	long-term incentive awards (in the form of stock options and restricted stock); and

•	retirement and other benefits.

In addition, as described above, some of our executives, including our CEO and CFO, have employment agreements that provide for certain retirement benefits and potential payments upon termination of employment for a variety of reasons, including a change in control of the Company. Other executives are entitled to certain benefits and payments upon a termination of employment or in connection with a change in control of the Company as specified in their employment offer letters.

Base Salary

Under our executive compensation program, we view the purpose of base salary to fairly and competitively compensate our executives with a fixed amount of cash for the jobs we ask them to perform. Accordingly, we seek to ensure that base salary levels are competitive and consistent with industry practices.

Our CEO’s and CFO’s employment agreements specify the base salary level that they are to receive during the agreements’ term. The Compensation Committee may in its discretion set their salary at any higher level that it deems appropriate.

Salary levels are reviewed annually by the Compensation Committee and adjustments vary and are dependent upon factors including base salary relative to similar positions as reflected in the survey data, length of service, professional experience, and relative contribution to our performance.

The base salaries paid to the Named Executive Officers during 2006 are reported in the Summary Compensation Table on page 32 of this Proxy Statement.

Management Incentive Plan

As part of our executive compensation program, we provide an annual incentive award opportunity to our executives that is designed to enhance both the Company’s financial position and the value of our stockholders’ investments and to achieve individual strategic objectives. Generally, at the beginning of each year, our CEO will develop an annual incentive award plan for the year for our employees and executives, including the Named Executive Officers, as well as other key members of the Company’s management team (the ‘‘Management Incentive Plan’’ or ‘‘MIP’’). This plan is then submitted to the Compensation Committee for consideration and approval.

Target award levels for plan participants, expressed as a percentage of base salary, are established by our CEO at the time of hire, promotion, or transfer to an eligible position; or, at other times, based on position (for example, vice president, senior vice president), prior award targets and actual payouts, last performance rating, exceptional contributions, market value of the position, division performance, and requirements of any pre-existing employment agreement. The aggregate target award amount is then approved by the Compensation Committee. Award payouts are based on the Company’s actual performance for the year measured against one or more corporate goals (as determined by the Compensation Committee and approved by the Board of Directors) and individual performance for the year measured against one or more individual goals (as deemed achieved by our CEO and approved by the Compensation Committee). Typically, these corporate and individual performance goals are established by March of each year and payouts are made in March of the following year.

2006 MIP.    At the beginning of 2006, Viisage established a Management Incentive Plan for its executives. There were to be two corporate performance objectives in 2006: the achievement of $75 million in revenue and the achievement of $10.5 million in earnings before interest, income taxes, depreciation, and amortization and after adjustment for stock-based compensation expense (‘‘Adjusted EBITDA’’). The corporate performance component represented 50% of the annual incentive award opportunity.

To be eligible for payout, the overall achievement of the corporate performance objectives had to meet an 80% threshold for each objective. If the threshold for either objective was not met, then there would be no payout under this component of the program. If the threshold for both objectives was exceeded, then the payout would increase at designated intervals as the level of performance increased. For example, meeting the two specified target performance objectives would result in a 100% payout, while achieving 120% of the targeted objectives could result in up to a 125% payout.

In addition, each plan participant was required to meet individual performance objectives, as mutually agreed upon between our former CEO, the individual participant’s manager, and the individual. The individual performance component represented 50% of the annual incentive award opportunity.

To be eligible for payout under this component, a plan participant would have to receive an above-average performance rating using the then-existing Viisage employee rating system. Individual ratings were to be based on our former CEO’s evaluation of the plan participant’s performance (subject to the approval of the Compensation Committee), with an opportunity to earn more or less than the target level based on an individual’s actual performance rating. For example, exceeding expectations would result in a 100% payout, while far exceeding expectations could result in a higher percentage payout. On the other hand, falling short of expectations in one or more areas could result in no payout or in a payout of less than the target level.

In late 2005 and 2006, the Company underwent several significant changes, including the following:

•	The successful acquisitions of SecuriMetrics, Iridian, SpecTal, and IBT;

•	The successful completion of the Merger;

•	The installation of a new management team led by our CEO;

•	The development and implementation of several management processes and procedures, which strengthened internal controls and positioned the Company for continued growth; and

•	The successful integration of the various businesses into the Company, with attendant cost-reductions that enhanced the Company’s financial position.

As a result, following the Merger we concluded that it would no longer be practical to implement the MIP in its original form to determine annual incentive awards for the year. Thus, the following approach was used to evaluate corporate and individual performance and to decide the appropriate payout levels for executives, including the Named Executive Officers.

For most corporate-level executives, the target award level was determined to be 50% of base salary, the level established at the beginning of the year by Viisage. In the case of our CEO and CFO, their target award levels of 50% of base salary were specified in their employment agreements. For vice presidents, target award levels ranged from 20% to 50% of base salary, depending on job function and the other criteria listed above. The target award levels for Messrs. Ebzery and Ahmad and Dr. Lazzouni for 2006 were specified in their employment offer letters.

Our CEO formulated recommendations for the Compensation Committee with respect to proposed award payouts (including his own award), based on a review of each division’s performance against the internal revenue and Adjusted EBITDA targets that were established at the beginning of the year. In the case of divisions that were formerly a part of Identix, the comparison principally was based on financial performance over the last half of 2006. It also took into consideration the Company’s plans for the integration of the two companies and the Company’s level of profitability during a complex transition period.

Individual performance objectives were given less weight than originally contemplated due to the absence of formally documented objectives for each plan participant. Instead, our CEO based his recommendations with respect to this component on his evaluation of each individual’s performance in completing the Merger and working toward the integration of the two companies, while, at the same time, handling his or her corporate or divisional responsibilities and contributing to the Company’s overall profitability.

Our CEO submitted his recommendations to the Compensation Committee, which upon due consideration approved his recommended annual incentive award payouts for 2006.

In the case of our CEO and CFO, recommended payouts were $183,000 and $108,000, respectively. In the case of the other Named Executive Officers, recommended payouts ranged from $40,000 to $100,000.

Our CEO also recommended that, to reinforce the Company’s philosophy of encouraging executives to make long-term decisions that enhance our financial position and the value of our stockholders’ investments, a significant portion of the award payouts for the Named Executive Officers may be made in the form of equity. Specifically, he recommended that the award payouts for him and the CFO be made half in shares of stock and half in stock options, while the award payouts to certain other Named Executive Officers be made either 50% in cash and 50% in stock options or 75% in cash and 25% in stock options. The Compensation Committee, upon due consideration, approved our CEO’s recommendations.

The annual cash incentive award payouts to the Named Executive Officers for 2006 are reported in the Summary Compensation Table on page 32 of this Proxy Statement. Additional information about these awards is reported in the Grants of Plan-Based Awards Table on page 34 of this Proxy Statement.

2007 MIP.    At the beginning of 2007, we established a new Management Incentive Plan for our executives. The MIP will operate in the following manner:

Under the 2007 MIP, the Compensation Committee establishes performance objectives for plan participants, which include both a Company performance component as well as an individual performance component. The Company performance component is comprised of total Company/division revenue, Adjusted EBITDA, and other specific measurable objectives. In the case of corporate-level executives, these measures are based on overall Company performance. In the case of divisional executives, the measures are based on division or business unit performance. Generally, the Company performance component represents 50% of the annual incentive award opportunity, including revenue, Adjusted EBITDA, and other specific measurable objectives.

To ensure better accountability, the individual performance component is based on the achievement of pre-established strategic goals reflecting corporate or business unit objectives. We believe that this will better align individual performance with our corporate and divisional goals for the year. The individual performance component represents 50% of the annual incentive award opportunity.

Target award levels for each plan participant are established and the aggregate target award amount under the plan is approved by the Compensation Committee. In the case of executives, target award levels are established by executive employment agreements and employment offer letters. In the case of other plan participants, target award levels are based on the recommendation of our CEO and the division presidents as appropriate, taking into consideration job function, level, past performance, market value, and other factors.

Actual award payouts will depend on actual corporate and individual performance against an executive’s pre-established objectives. Generally, a 90% threshold performance level has been established for each objective. If this threshold is not met for a given component, then there would be no payout under that component of the program. Where this threshold is exceeded, then the payout will increase at designated intervals as the level of performance increases. Meeting the pre-established performance objectives for an individual component will result in a full payout, while exceeding the targeted objectives may result in a greater payout, subject to the approval of the Compensation Committee.

For example, if a plan participant’s total target award level is $100,000, the portion of the award based on Company performance (at target) is $50,000. Similarly, the portion of the award based on individual performance is set at $50,000. If either of the corporate performance measures (actual sales revenue or profitability) is greater than 90% of the 2007 business plan but less than 100%, the potential award payout for this component is limited to 75% of the target, and, if actual revenue or profitability is less than 90% of the 2007 business plan, there will be no payout with respect to the Company performance component.

The individual performance component of the 2007 MIP is based on the achievement of individual strategic goals. It is the objective of the Compensation Committee to establish these goals for each plan participant by March 15 of each year. Generally, if the participant’s actual performance against his or her strategic goals is less than 50%, there will be no credit granted for this particular factor. Generally, if actual performance is greater than 50% but less than 90%, the maximum credit to be granted is 50% of the assigned weight for the goal. If actual performance is greater than 90% (but less than 100%), payment for this component is capped at a maximum of 75%.

Integration Bonuses

In 2006, the Compensation Committee approved cash ‘‘integration’’ bonuses for certain executives, including several of the Named Executive Officers, which were payable subject to the successful consummation of the Merger. These payments were intended to serve as a retention device to encourage these executives to remain with the Company through the completion of the Merger. Mr. Bailey (our former CEO) received a payment of $105,000, while Mr. Miller (our former CFO) received a payment of $20,000. Messrs. Ebzery and Ahmad and Dr. Lazzouni received payments of $57,750, $34,125, and $31,500, respectively.

Long-Term Incentive Awards

In our executive compensation program, we employ two forms of equity incentives for our executives: stock options and restricted stock awards. We believe that these incentives encourage our executives to act with the long-term perspective necessary to ensure the continued success of the Company. We also believe that they ensure that our executives are properly focused on enhancing the value of our stockholders’ investments.

Stock Options.    Stock options are intended to create and maintain an environment that motivates retention and longevity of key employees and to provide additional incentive to executives to promote the success of the Company’s business. By providing them a direct stake in the Company’s welfare, stock options are intended to assure a closer identification of executives’ interests with those of the Company and its stockholders and to stimulate the executives’ efforts on the Company’s behalf and to strengthen their desire to remain with the Company.

Restricted Stock Awards.    Restricted stock awards are intended to provide motivation via potential stock price appreciation as well as a retention device through a continued service requirement in order to earn the awarded shares.

We believe that the upside potential in stock options is attractive to our employees and that an option’s greater reward for performance and growth orientation compared to restricted stock is well-aligned with our stockholders’ interests. At the same time, restricted stock gives us the flexibility to manage dilution levels while reducing the leverage in each individual’s total compensation package, which may assist retention, while still motivating them through potential stock price appreciation.

In addition, the characteristics and design of these awards emphasize the Company’s long-term performance. Stock options vest through continued service over four years in equal annual 25% increments, which ensure that an executive will realize value from his or her award only if the market price of the Company’s common stock appreciates and stays above the option’s exercise price for a sustained period.

2006 Equity Awards.    Our 2006 equity awards were largely shaped by the Merger and our desire to establish total compensation levels and long-term equity incentives for our executives commensurate with their roles in the combined company. To ensure the proper alignment of our new management team with our stockholders’ interests, we made only stock option awards to our executives in 2006. We did not grant any restricted stock awards to our executives, including the Named Executive Officers, in 2006.

Merger Options.    At the time of the Merger, we granted stock options to Messrs. LaPenta and DePalma, as required by their employment agreements. We also granted a stock option to Dr. Lazzouni as required by his employment offer letter. These options have an exercise price that is equal to the weighted average closing market price per share of the Company’s common stock over the 20 most recent trading days prior to the effective date of the Merger, a 10-year term, and a four-year vesting schedule. The 20-day average closing price was used to set the stock options’ exercise price in lieu of the closing market price of the Company’s common stock on the date of grant in an effort to mitigate the volatility in the Company’s stock price resulting from the Merger.

Assumed Identix Options.    In connection with the Merger, we assumed outstanding stock options for approximately 3 million shares granted by Identix to employees who joined the Company. Prior to the Merger, these options had exercise prices equal to the fair market value of Identix common stock on the date of grant and, as assumed, these exercise prices were adjusted to preserve the intrinsic value of the options as of the date of the Merger. Executives, including Named Executive Officers, who held Identix options before the Merger received substitute options at the time of the Merger on shares of the Company’s common stock with the same terms and conditions as the options they replaced that have an option exercise price that the Board of Directors determined properly reflects the substitution.

Post-Merger Options. The Board of Directors granted stock option awards on August 29, 2006 (in connection with the Merger) and then again on December 8, 2006. Our CEO formulated recommendations for each award based on several factors including: the position and level of the employee in the organization; his or her most recent performance rating; his or her length of service and retention risks; the current market price of the Company’s common stock; the number of options held, both vested and unvested, if any; and the value of the options as determined using a standard option pricing model. These included grants to newly appointed directors, executives of SpecTal in connection with its acquisition, executives who were promoted in connection with the Merger, and a few key employees, whose previously granted options had fully vested, for retention purposes. These recommendations were considered and accepted by the Compensation Committee and then approved by the Board of Directors.

2007 Equity Awards.

As discussed in ‘‘Management Incentive Plan — 2006 MIP’’ above, based on management’s recommendation, the Compensation Committee considered and approved that the entire annual incentive awards payouts for our CEO and CFO, and one-quarter of the payouts to the other Named Executive Officers, would be paid in the form of equity. Our CEO and CFO received half of their award payouts in fully-vested shares of our common stock, with the number of shares received determined by dividing the closing market price per share of the Company’s common stock on the date of the Committee’s decision into $91,500, in the case of our CEO, and $54,000, in the case of our CFO. Our CEO and CFO received half of their award payouts, and the other Named Executive Officers received one-quarter of their award payouts, in the form of stock options for fully-vested shares of the Company’s common stock. The number of shares subject to each option was determined by dividing the grant date fair value of an option with a five-year contractual term into $91,500, in the case of our CEO, $54,000, in the case of our CFO, and one-quarter of their respective award payouts, in the case of the other Named Executive Officers.

Equity Award Grant Practices.    Stock options and restricted stock awards are granted under the Viisage Technology, Inc. 2005 Long-Term Incentive Plan and the 2002 Equity Incentive Plan (formerly, the Identix Plan) until the 2002 Plan share reserve is exhausted. The Company is requesting stockholder approval for an increase in the share reserve for the Viisage Technology, Inc. 2005 Long-Term Incentive Plan, as described on page 56 of this Proxy Statement. Generally, options or other equity awards are granted to newly-hired employees on the later of either the first day of employment with the Company, or the date the option grant is approved by the Compensation Committee or the Board of Directors, as the case may be. Options and other equity awards are granted to continuing executives, our other employees, and directors on a regular basis based on performance and other factors. In the case of directors, options and other equity awards are granted when a new director joins the Board of Directors and then annually as part of the directors’ total compensation for the year. All awards are effective on the date of approval by the Compensation Committee or the Board of Directors, as the case may be. In determining the size of the grant pool, the Company will consider the number of shares available for future grant, the number of outstanding equity awards, historical run rates, the current value of the shares, the total number of recipients, and competitive practices.

Stock options and other equity awards are granted in accordance with the Company’s Stock Option Grant and Administration Policy as approved by the Board of Directors in December 2006. Our CEO reviews all recommendations for option and other equity awards from each division president, and submits his recommendations to the Compensation Committee for final review and approval. Recommendations for grants and awards to executives, including the Named Executive Officers, and directors are made to the Board of Directors by the Compensation Committee taking into account management recommendations, as appropriate. The Board of Directors must approve all stock option grants and other equity awards to executives and directors. The Board of Directors retains the discretion to make additional awards to executives at other times in connection with the initial hiring of a new employee, for retention purposes, or otherwise.

Each stock option grant and other equity award must specify all of the material terms of the grant or award, including the date of grant, exercise price, vesting schedule, term, and any other terms the Compensation Committee or the Board of Directors deems appropriate. Option grants made to our executives, or any of our other employees or directors, are generally made with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Fair market value, for these purposes, is the closing sales price of a share of the Company’s common stock on the date of grant. Except in the case of the Merger options described above, we have not determined the exercise price of option grants by using average prices or lowest prices of the Company’s common stock in a period preceding, surrounding or following the grant date. Neither the Board of Directors nor the Compensation Committee can delegate its authority or responsibility with respect to stock option grants to any other subcommittee or member of management.

The compensation cost recognized during 2006 in connection with the long-term incentive awards made to the Named Executive Officers is reported in the Summary Compensation Table on page 32 of this Proxy Statement. Additional information on these awards, including the number of shares subject to each award, is reported in the Grants of Plan-Based Awards Table on page 34 of this Proxy Statement.

Retirement and Other Benefits

The Company provides a tax-qualified defined contribution Section 401(k) plan to its employees, including the Named Executive Officers. This plan permits participants to make pre-tax contributions of up to 90% of their base salary or the applicable statutory income tax limitation. In addition, we may make discretionary contributions to the plan in any year, up to certain limits.

Additional benefits received by our executives, including the Named Executive Officers, include health care benefits, dental, vision, disability, and life insurance coverage. These benefits are the same as those provided to all of the Company’s other employees. The Named Executive Officers do not receive any perquisites or other personal benefits, except that Mr. Bailey received the items described in the Summary Compensation Table on page 33 of this Proxy Statement and our CEO and CFO are eligible for an ‘‘executive class’’ life insurance benefit of $1 million (of which $700,000 is guaranteed). This benefit became available on January 1, 2007. Our standard life insurance benefit for our employees generally provides coverage in an amount equal to two times an employee’s base salary.

We permit certain employees, including the Named Executive Officers, to defer the receipt of all or any portion of their annual incentive award payouts. We provide this benefit because we wish to permit these employees to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. This arrangement was implemented to motivate and ensure the retention of key employees by providing them with greater flexibility in structuring the timing of their compensation payments. We believe that this arrangement is an important retention and recruitment tool for our Company, as many of the companies with which we compete for executive talent provide similar plans or arrangements for their senior employees. To date, none of the Named Executive Officers have elected to defer the receipt of their annual incentive award payouts.

Employment, Severance and Change-in-Control Agreements

Employment Agreements with Our CEO and Our CFO

During 2006, we entered into employment agreements with our CEO and CFO in connection with the Merger in order to obtain their services to serve as Chief Executive Officer and Chief Financial Officer, respectively, of the Company. These agreements provide each executive with job security for the term of the agreement (through August 29, 2009) by specifying reasons why their employment may be terminated by the Board of Directors and providing them with certain compensation and benefits under certain circumstances. For a description of these payments and benefits, see Potential Payments Upon Termination or Change in Control and the accompanying narrative on pages 35 and 36 of this Proxy Statement.

The agreements also protect the Company’s interests during and following termination of employment by providing specific reasons for termination and by prohibiting the executives from engaging directly or indirectly in competition with the Company, from recruiting or soliciting any officer or employee, from diverting customers to a competitor, or from disclosing confidential Company information or business practices. These executives will forfeit their right to receive post-termination compensation if they breach these or other restrictive covenants in the employment agreements. We believe that these provisions help ensure our long-term success.

The agreements also provide for the immediate and full vesting of all outstanding stock options and restricted stock awards in the event of a change in control of the Company. In addition, our CEO and CFO are entitled to certain payments and benefits if their employment is terminated following a change in control of the Company for certain specified reasons or under certain specified conditions.

The Company is also obligated under the employment agreements to pay our CEO and CFO an additional amount so that the net amount paid to or for the benefit of the executive, after deduction of all federal and state income, excise, employment, and any other applicable taxes is equal to what the executive would have received if he or she was not required to pay the taxes. The effects of these taxes generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, we have determined that these payments are appropriate for our most senior executives.

For more information about the severance and change-in-control provisions of these employment agreements, see the discussion of Potential Payments Upon Termination or Change in Control and the accompanying narrative on pages 39 to 43 of this Proxy Statement.

Employment Agreements with Other Executives

In connection with the Merger, we entered into employment agreements providing for certain compensation and benefits in the event of termination of employment under certain circumstances with Mr. Joseph S. Paresi and Ms. Doni L. Fordyce, both of whom joined the Company from L-1 Investment Partners, and Messrs. James Moar, Mark S. Molina and Dr. Joseph J. Atick, who joined the Company from Identix, in order to retain their services to serve as executives of the Company.

Severance and Change-in-Control Arrangements with Messrs. Ebzery and Ahmad and Dr. Lazzouni

To help assure a smooth transition when an executive terminates employment, we believe that it is appropriate to provide severance arrangements for key executives who are terminated by the Company without cause or who voluntarily leave the Company following a ‘‘constructive’’ termination. In our experience, these arrangements are common among the companies in our industry. In 2006, we entered into such arrangements with Messrs. Ebzery and Ahmad and Dr. Lazzouni as part of employment offer letters setting forth the terms and conditions of their employment with the Company. Generally, these arrangements provide for the continuation of the executive’s base salary and benefit coverage for a period of 12 months after termination. We believe that these payments and benefits are appropriate, taking into account the time it is expected to take the executive to find another job under circumstances which are beyond the control of the executive.

In addition, in the event of a change in control of the Company, Messrs. Ebzery and Ahmad and Dr. Lazzouni would also receive immediate and full vesting of all outstanding stock options and restricted stock awards held by them at the time of the change in control of the Company.

We believe that these severance and change in control arrangements are an important part of the overall compensation for all of our Named Executive Officers because they help to secure the continued employment and dedication of these executives, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change in control of the Company. We also believe that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

For more information about these severance and change-in-control arrangements, see the discussion of Potential Payments Upon Termination or Change in Control and the accompanying narrative on page 44 of this Proxy Statement.

Separation Agreements with Messrs. Bailey and Miller

In connection with their termination of employment at the time of the Merger, we entered into individual separation agreements with Messrs. Bailey and Miller. These agreements provided each of them with certain payments and benefits, such as accrued base salary and unused vacation time, a lump-sum severance payment, accelerated vesting of all outstanding equity awards, and integration bonus, and, in the case of Mr. Bailey, a lump sum payment in exchange for a non-competition clause. We believe that these agreements were appropriate and in the best interest of stockholders as they compensated these individuals for the services that they performed in connection with the successful completion of the Merger.

The agreements also protect the Company’s interests by prohibiting the former executives from engaging directly or indirectly in competition with the Company for a period of one year, from recruiting or soliciting any officer or employee, from diverting customers to a competitor, or from disclosing confidential Company information or business practices. We believe that these provisions help ensure our long-term success.

Rule 10b5-1 Trading Plans

Executives may implement a trading plan under Exchange Act Rule 10b5-1 after pre-clearing the plan with the Company’s Compliance Officer and as long as the plan is entered into when the executive is not in possession of material nonpublic information and during an open trading window.

Tax Policies

While we generally seek to ensure the deductibility of the incentive compensation paid to our executives, the Compensation Committee retains the flexibility necessary to provide cash and equity compensation in line with competitive practice, our compensation philosophy, and the best interests of our stockholders even if these amounts are not fully tax deductible.

Summary Compensation Table for 2006

The following table sets forth information in respect of the total compensation of the Named Executive Officers in fiscal year 2006, for services in all capacities to us and our subsidiaries in fiscal year 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert V. LaPenta Chairman, President and Chief Executive Officer(6)	2006	$187,564	—	$37,500	$271,293	$183,000	$7,502	$686,859
James A. DePalma Executive Vice President, Chief Financial Officer and Treasurer(6)	2006	110,833	—	—	172,078	108,000	—	390,911
James P. Ebzery President, Viisage Division	2006	232,981	—	$29,051	237,975	100,000	59,827	659,834
Dr. Mohamed Lazzouni Senior Vice President, Viisage Division	2006	235,185	—	29,051	635,152	40,000	40,084	979,472
Iftikhar A. Ahmad Senior Vice President of Secure Credentials, Viisage Division	2006	211,221	—	43,582	237,429	50,000	40,398	582,630
Bernard C. Bailey Former Chief Executive Officer	2006	253,846	—	56,947	246,671		1,212,577	1,770,041
Bradley T. Miller Former Chief Financial Officer	2006	158,365	118,219	—	883,808		264,293	1,424,685

(1)	The Company paid no discretionary bonuses to the Named Executive Officers for 2006. Payments under the Company’s annual cash incentive program for 2006 are reported in the Non-Equity Incentive Plan Compensation column. The amount reported for Mr. Miller includes his bonus for 2006 pro rated to September 6, 2006 ($68,219) and a guaranteed bonus pursuant to an employment agreement for services performed in 2005 but paid in 2006 ($50,000).

(2)	The amounts reported in the Stock Awards column represent the portion of the grant date fair value of the stock-based awards made to the Named Executive Officers during 2006 and in prior years that was recognized for financial reporting purposes with respect to 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) ‘‘Share-Based Payment’’ (SFAS 123(R)). Pursuant to SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made in calculating the grant date fair value amounts for the awards made in 2004, 2005, and 2006 are incorporated herein by reference to the discussion of those assumptions in footnote 10 to the Company’s financial statements as contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2007. See the Grants of Plan-Based Awards Table for information on awards made in 2006. Note that the amounts reported in this column reflect the Company’s accounting cost for these awards, and do not correspond to the actual economic value that will be received by the Named Executive Officers from the awards. Mr. LaPenta received 2,323 in shares of Viisage common stock (with a grant date value of $37,500) on July 21, 2006 as payment for his services as a non-employee director of Viisage prior to the Merger.

(3)	The amounts reported in the Option Awards column represent the portion of the grant date fair value of the stock options made to the Named Executive Officers during 2006 and in prior years that was recognized for financial reporting purposes with respect to 2006 in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made in calculating the grant date fair value amounts for the options granted in 2004, 2005, and 2006 are incorporated herein by reference to the discussion of those assumptions in footnote 10 to the Company’s financial statements as contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2007. See the Grants of Plan-Based Awards Table for information on options granted in 2006. Note that the amounts reported in this column reflect the Company’s accounting cost for these options, and do not correspond to the actual economic value that will be received by the Named Executive Officers from the options.

(4)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the amounts earned by the Named Executive Officers for 2006 under the Company’s annual cash incentive plan. With respect to Mr. LaPenta, the indicated amount will be settled by the issuance of a fully vested option to purchase 15,132 shares of common stock with a five-year term and 5,430 shares of unregistered common stock, the distribution of which Mr. LaPenta has the right to defer on the terms set forth in his employment agreement. With respect to Mr. DePalma, the indicated amount will be settled by the issuance of a fully vested option to purchase 8,930 shares of common stock with a five-year term and 3,205 shares of unregistered common stock, the distribution of which Mr. DePalma has the right to defer on the terms set forth in his employment agreement. With respect to Mr. Ebzery, the indicated amount will be settled by the issuance of a fully vested option to purchase 4,135 shares of common stock with a five-year term and the payment of $75,000 in cash. All amounts will be paid to Messrs. Lazzouni and Ahmad in cash. The Company determined the number of shares to be issued to settle the awards as described above based on, in the case of the fully-vested options, a Black-Scholes valuation model and, in the case of the unregistered common stock, the closing price per share of common stock on the NYSE on the date of grant. These amounts were paid in 2007. For a description of this plan, see ‘‘Management Incentive Plan’’ in the Compensation Discussion and Analysis on page 23 of this Proxy Statement.

(5)	The amounts reported in the All Other Compensation column comprise the following compensation items:

Name	Perquisites and Other Personal Benefits(a) ($)	Integration Bonus(b) ($)	Company Contributions to Vested and Unvested Defined Contribution Plans(c) ($)	Accrued Vacation Paid in Connection with Termination of Employment ($)	Amounts Paid in Connection with Termination of Employment(d) ($)	Total ($)
Robert V. LaPenta	—	—	7,502	—	—	7,502
James A. DePalma	—	—	—	—	—	—
James P. Ebzery	—	57,750	2,077	—	—	59,827
Dr. Mohamed Lazzouni	—	31,500	8,584	—	—	40,084
Iftikhar A. Ahmad	—	34,125	6,273	—	—	40,398
Bernard C. Bailey	4,931	105,000	6,749	35,897	1,060,000	1,212,577
Bradley T. Miller	—	20,000	7,884	11,409	225,000	264,293

(a)	Except as noted, perquisites and other personal benefits provided to each of the Named Executive Officers in 2006 were, in the aggregate, less than $10,000 per individual. The amount reported for Mr. Bailey represents the Company’s aggregate incremental cost for an annual physical examination, tax preparation, and legal fees.

(b)	These amounts represent bonuses paid in connection with the merger of Viisage Technology, Inc. with Identix Incorporated on August 29, 2006. For additional information on these amounts, see ‘‘Integration Bonuses’’ in the Compensation Discussion and Analysis on page 26 of this Proxy Statement.

(c)	These amounts represent the aggregate annual Company contributions to the accounts of the Named Executive Officers under the Company’s Section 401(k) Retirement Savings Plan, a tax-qualified defined contribution plan.

(d)	These amounts represent payments made in 2006 in connection with these individuals’ separation from the Company in September 2006.

(6)	The amounts reported for Messrs. LaPenta and DePalma represent the total compensation of these executives for the period from August 29, 2006, when they joined the Company, through December 31, 2006.

Grants of Plan-Based Awards Table for 2006

The following table sets forth information regarding grants of plan-based awards made to the Named Executive Officers in 2006 under any plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Market Price of Underlying Security on Grant Date ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target ($)(1)
Robert V. LaPenta		275,000
	7/21/06		2,323				$37,500
	7/21/06			2,500	16.14		31,900
	8/29/06			315,000	14.55	$14.92	3,729,600
James A. DePalma		162,500
	8/29/06			180,000	14.55	14.92	2,131,200
James P. Ebzery		125,000
	12/8/06			35,000	16.43		454,650
Dr. Mohamed Lazzouni		80,000
	8/29/06			100,000	14.55	14.92	1,184,000
Iftikar A. Ahmad		90,000
	12/8/06			15,000	16.43		194,850
Bernard C. Bailey		200,000
Bradley T. Miller		100,000

(1)	This column shows the target annual incentive award for each of the Named Executive Officers for 2006. In the case of Messrs. LaPenta and DePalma, the target award was 50% of base salary. The actual amount payable could be more or less than this amount based on the achievement of corporate and individual performance objectives as determined by the Board of Directors. The actual amount payable is subject to pro ration for the period of the year actually employed. In the case of Messrs. Ebzery and Ahmad and Dr. Lazzouni, the target award was established in their employment offer letters. In the case of Messrs. Bailey and Miller, the target award was established by the Board of Directors at the beginning of 2006.

(2)	This column shows the exercise price for the stock options granted in 2006, which, in the case of the options granted on July 21, 2006 and December 8, 2006, was the closing market price per share of the Company’s common stock on that date, and, in the case of the options granted on August 29, 2006, was equal to the weighted average closing market price per share of the Company’s common stock over the 20 most recent trading days on the principal exchange or market on which its common stock was listed prior to the effective date of the Merger.

(3)	This column shows the closing market price per share of the Company’s common stock on August 29, 2006.

(4)	For information on the assumptions that were used in calculating these amounts, see Notes 2 and 3 to the Summary Compensation Table on page 32 of this Proxy Statement.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

The Company has an employment agreement or other written arrangement covering one or more compensation items with each of the Named Executive Officers. These agreements and arrangements were entered into at various times during 2006 in connection with the Merger to ensure the retention of these individuals’ services with the combined company following the transaction. The material terms of these agreements and arrangements are as follows:

Mr. LaPenta (employment agreement):

1.	Term. Three years, with automatic one-year extensions unless either party gives advance notice of its intention not to renew the agreement.

2.	Compensation and Benefits. During the term of the agreement, he is eligible to receive the following compensation:

a.	Base Salary. An annual base salary of $550,000, which may be increased (but not decreased) by the Board of Directors in its discretion.

b.	Bonus. An annual performance-based bonus with a target payout equal to 50% of his base salary, with the actual payout (which can be more or less than target) determined by the Board of Directors in its discretion. This amount is payable in cash or, in the Company’s discretion, in shares of the Company’s common stock. If paid in stock, he may defer the receipt of such shares.

c.	Additional Benefits. Participation in the Company’s health, welfare, and fringe benefit programs for management employees, and reimbursement of up to $50,000 per year for use of his private aircraft for Company-related business travel.

d.	Stock Options. A service-based stock option for 315,000 shares of the Company’s common stock with a four-year vesting schedule. Subsequent option grants are at the discretion of the Board of Directors.

3.	Termination. Under specified circumstances, he or the Company may terminate his employment prior to the end of the term of the agreement. These circumstances, and any payments and benefits triggered by the termination, are described under Potential Payments Upon Termination or Change in Control on pages 39 to 43 of this Proxy Statement.

4.	Additional Provisions. In addition to serving as Chairman, Chief Executive Officer, and President of the Company, Mr. LaPenta is permitted to continue to oversee the Aston Capital Partners L.P. investment fund and his investment in Core Software Technologies.

Mr. DePalma (employment agreement):

1.	Term. Three years, with automatic one-year extensions unless either party gives advance notice of its intention not to renew the agreement.

2.	Compensation and Benefits. During the term of the agreement, he is eligible to receive the following compensation:

a.	Base Salary. An annual base salary of $325,000, which may be increased (but not decreased) by the Board of Directors in its discretion.

b.	Bonus. An annual performance-based bonus with a target payout equal to 50% of his base salary, with the actual payout (which can be more or less than target) determined by the Board of Directors in its discretion. This amount is payable in cash or, in the Company’s discretion, in shares of the Company’s common stock. If paid in stock, he may defer the receipt of such shares.

c.	Additional Benefits. Participation in the Company’s health, welfare, and fringe benefit programs for management employees.

d.	Stock Options. A service-based stock option for 180,000 shares of the Company’s common stock with a four-year vesting schedule. Subsequent option grants are at the discretion of the Board of Directors.

3.	Termination. Under specified circumstances, he or the Company may terminate his employment prior to the end of the term of the agreement. These circumstances, and any payments and benefits triggered by the termination, are described under Potential Payments Upon Termination or Change in Control on pages 39 to 43 of this Proxy Statement.

4.	Additional Provisions. In addition to serving as Chief Financial Officer, Mr. DePalma is permitted to continue to oversee the Aston Capital Partners L.P. investment fund and his investment in Core Software Technologies.

Mr. Ebzery (employment offer letter):

1.	Severance agreement. Under specified circumstances, Mr. Ebzery is entitled to severance payments and benefits in the event that his employment with the Company is terminated, and his outstanding equity awards are eligible for accelerated vesting upon a change in control of the Company. These circumstances, and the resulting payments and benefits, are described under Potential Payments Upon Termination or Change in Control on page 44 of this Proxy Statement.

2.	Retention Bonus. Mr. Ebzery is eligible to receive a retention bonus of $100,000 if he remains employed with the Company until the second anniversary of the closing of the Merger.

Dr. Lazzouni (employment offer letter):

1.	Severance agreement. Under specified circumstances, Dr. Lazzouni is entitled to severance payments and benefits in the event that his employment with the Company is terminated, and his outstanding equity awards are eligible for accelerated vesting upon a change in control of the Company. These circumstances, and the resulting payments and benefits, are described under Potential Payments Upon Termination or Change in Control on page 44 of this Proxy Statement.

2.	Retention Bonus. Dr. Lazzouni is eligible to receive a retention bonus of $100,000 if he remains employed with the Company until the second anniversary of the closing of the Merger.

Mr. Ahmad (employment offer letter):

1.	Severance agreement. Under specified circumstances, Mr. Ahmad is entitled to severance payments and benefits in the event that his employment with the Company is terminated, and his outstanding equity awards are eligible for accelerated vesting upon a change in control of the Company. These circumstances, and the resulting payments and benefits, are described under Potential Payments Upon Termination or Change in Control on page 44 of this Proxy Statement.

2.	Retention Bonus. Mr. Ahmad is eligible to receive a retention bonus of $75,000 if he remains employed with the Company until the second anniversary of the closing of the Merger.

Outstanding Equity Awards at Fiscal Year-End Table for 2006

The following table provides information concerning unexercised options held by each of the Named Executive Officers outstanding as of December 31, 2006.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert V. LaPenta
7/21/06	2,500	—	16.14	7/21/16
8/29/06	—	315,000(1)	14.55	8/29/16
James A. DePalma
8/29/06	—	180,000(1)	14.55	8/29/16
James P. Ebzery
11/1/02	34,000	—	10.10	11/1/12
4/20/05	24,000	—	7.80	4/20/15
10/28/05	10,560	—	11.425	10/28/15
12/08/06	—	35,000(1)	16.43	12/18/16
Dr. Mohamed Lazzouni
10/28/02	12,000	—	9.70	10/28/12
10/31/03	10,000	—	10.00	10/31/13
2/2/04	18,000	—	12.00	2/2/14
11/10/04	8,000	—	17.65	11/10/14
4/20/05	48,000	—	7.80	4/20/15
10/28/05	10,560	—	11.425	10/28/15
8/29/06	—	100,000(1)	14.55	8/29/16
Iftikhar A. Ahmad
7/21/98	4,000	—	5.625	7/21/08
2/24/99	4,667	—	3.4375	2/24/09
1/21/00	20,000	—	30.625	1/21/10
2/14/01	12,000	—	7.6563	2/14/11
2/20/02	24,000	—	15.40	2/20/12
11/10/04	8,000	—	17.65	11/10/14
10/28/05	15,840	—	11.425	10/28/15
12/8/06	—	15,000(1)	16.43	12/8/16
Bernard C. Bailey(2)	—	—	—	—
Bradley T. Miller(2)	—	—	—	—

(1)	These options vest (become exercisable) in four equal annual installments, beginning on the first anniversary of the date of grant.

(2)	Messrs. Bailey and Milley had no outstanding option awards as of December 31, 2006.

Option Exercises and Stock Vested Table for 2006

The following table sets forth information concerning the number of shares of the Company’s common stock acquired and the value realized upon the exercise of stock options and the number of shares of the Company’s common stock acquired and the value realized upon the vesting of restricted stock awards during 2006 for each of the Named Executive Officers on an aggregated basis. In the case of stock options, the value realized is based on the difference between the market price of the Company’s common stock on the New York Stock Exchange on the exercise date, and the option exercise price, and, in the case of restricted stock awards, the value realized is based on the market price of the Company’s common stock on the New York Stock Exchange on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert V. LaPenta	—	—	—	—
James A. DePalma	—	—	—	—
James P. Ebzery(1)	30,000	$510,384	1,814	$27,373
Dr. Mohamed Lazzouni(2)	—	—	1,814	27,373
Iftikhar A. Ahmad(3)	10,000	163,624	2,720	41,044
Bernard C. Bailey(4)	314,400	4,597,913	4,534	64,156
Bradley T. Miller(5)	75,900	1,132,899	—	—

(1)	Mr. Ebzery exercised a stock option for 3,263 shares of the Company’s common stock on March 14, 2006, with an exercise price of $16.79 per share when the market price of the common stock was $10.10 per share. He also exercised a stock option for 26,737 shares of the Company’s common stock on March 15, 2006, with an exercise price of $17.04 per share when the market price of the common stock was $10.10 per share. He acquired 1,814 shares of the Company’s common stock on August 31, 2006 when the market price of the Company’s common stock was $15.09 per share.

(2)	Dr. Lazzouni acquired 1,814 shares of the Company’s common stock on August 31, 2006 when the market price of the common stock was $15.09 per share.

(3)	Mr. Ahmad exercised a stock option for 10,000 shares of the Company’s common stock on November 17, 2006, with an exercise price of $5.625 per share when the market price of the common stock was $16.3624 per share. He acquired 2,720 shares of the Company’s common stock on August 31, 2006 when the market price of the Company’s common stock was $15.09 per share.

(4)	Mr. Bailey exercised a stock option for 1,217 shares of the Company’s common stock on August 14, 2006, with an exercise price of $8.375 per share when the market price of the common stock was $13.17 per share. He also exercised a stock option for 8,783 shares of the Company’s common stock on August 29, 2006, with an exercise price of $8.375 per share when the market price of the common stock was $14.88 per share, an option for 9,500 shares of common stock on September 7, 2006, with an exercise price of $8.375 per shares when the market price of the common stock was $13.78 per share, an option for 6,900 shares of common stock on September 18, 2006, with an exercise price of $8.375 per share when the market price of the common stock was $14.65 per share, and an option for 288,000 shares of common stock on September 18, 2006, with an exercise price of $11.425 per shares when the market price of the common stock was $14.65 per share. He acquired 4,534 shares of the Company’s common stock on September 6, 2006 when the market price of the Company’s common stock was $14.15 per share.

(5)	Mr. Miller exercised a stock option for 35,000 shares of the Company’s common stock on August 29, 2006, with an exercise price of $11.225 per share when the market price of the common stock was $14.88 per share. He also exercised a stock option for 10,000 shares of the Company’s common stock on September 15, 2006, with an exercise price of $11.225 per share when the market price of the common stock was $14.69 per share, an option for 10,000 shares of common stock on September 19, 2006, with an exercise price of $11.225 per shares when the market price of the common stock was $14.26 per share, an option for 10,000 shares of common stock on October 30, 2006, with an exercise price of $11.225 per share when the market price of the common stock was $14.3176 per share, an option for 300 shares of common stock on December 5, 2006, with an exercise price of $11.225 per shares when the market price of the common stock was $17.10 per share, and an option for 600 shares of common stock on December 5, 2006, with an exercise price of $11.225 per share when the market price of the common stock was $17.11 per share.

Pension Benefits Table for 2006

The Company does not sponsor any defined benefit pension plans for its employees, including the Named Executive Officers.

Nonqualified Deferred Compensation Table for 2006

The Company does not maintain any nonqualified deferred compensation plan for its employees, including the Named Executive Officers. However, the Company permits the Named Executive Officers to defer the receipt of their annual incentive plan payouts. There were no deferrals of compensation by any of the Named Executive Officers during 2006, or in any prior year.

Potential Payments Upon Termination or Change in Control

Current Executive Officers

Under the Company’s employment agreements with Messrs. LaPenta and DePalma, and the employment offer letters with Messrs. Ebzery and Ahmad and Dr. Lazzouni, each of the Named Executive Officers is entitled to payment and benefits upon his termination of employment for specified reasons and in the event of a change in control of the Company. The information below describes and quantifies certain compensation that would be payable to these individuals under the arrangements if the Named Executive Officer’s employment had terminated on December 31, 2006, given the individual’s compensation as of that date and, if applicable, based on the closing market price of the Company’s common stock on December 29, 2006 ($15.13), the last trading day of the fiscal year. These benefits are in addition to the benefits generally available to the Company’s salaried employees.

Messrs. LaPenta and DePalma:

Termination of Employment.    The executive’s employment may be terminated at any time:

•	by a majority vote of the disinterested members of the Company’s Board of Directors with Cause (as defined) or without Cause;

•	in the event of the death or disability of the executive; or

•	by the executive for Good Reason (as defined) or for no reason.

Termination with Cause or without Good Reason.    If the executive’s employment is terminated by the Company with Cause or by the executive without Good Reason, the executive will receive the following payments and benefits:

•	payments of base salary, any awarded but unpaid annual incentive award for any prior completed fiscal year, and expense reimbursement that had accrued but had not been paid prior to the date of termination;

•	payments for any accrued but unused vacation time; and

•	any benefits due through the date of termination as provided under the Company’s compensation or benefit plans.

Generally, ‘‘Cause’’ means the executive’s (i) willful and continued failure to substantially perform his reasonably assigned duties as an officer of the Company or otherwise perform his obligations under his employment agreement (following a 30-day cure period after receipt of notification of nonperformance); (ii) willful and continued breach of the Company’s Board-approved material corporate policies (following a 30-day cure period after receipt of notification of the breach); (iii) willful engagement in illegal conduct or gross misconduct which is materially injurious to the Company; (iv) willful violation of any federal or state securities laws or the Company’s Trading Policy; or (v) material breach of certain provisions of his employment agreement (following a 30-day cure period after receipt of notification of the breach).

Generally, ‘‘Good Reason’’ means any of the following events or circumstances that occur without the executive’s consent (following a 30-day cure period after receipt of notification of the event or circumstance):

•	a material change in the executive’s duties, a material diminution in the executive’s position, authority, title, or responsibilities or any change in reporting relationship, or a relocation of his principal base of operations to more than 25 miles from Stamford, Connecticut;

•	a reduction in his base salary or target annual incentive award;

•	the Company’s failure to maintain a material compensation or benefit plan in which he participates (unless a substitute or alternative plan is made available), continue the executive’s participation in these plans on a basis that is materially equal to his current participation, obtain comparable compensation and benefits and termination arrangements from a successor to the Company, to pay compensation and benefit amounts when due, or any other material breach of the employment agreement.

Termination without Cause or for Good Reason.    If the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason, the executive will receive the following payments and benefits:

•	the payments and benefits described in the section concerning termination with Cause or without Good Reason;

•	accelerated vesting of all outstanding but unvested service-based stock options, which will remain exercisable for a period of three years after the termination;

•	a payment equal to the annual incentive award payout to the executive for the last completed fiscal year pro rated for the portion of the current fiscal year that the executive was employed; and

•	until the earlier of either 12 months following the date of termination or the end of the current term of the employment agreement, a payment equal to (i) the executive’s base salary at the rate in effect at the date of termination and (ii) the annual incentive award payout to the executive for the last completed fiscal year (calculated on a pro rated basis if the severance period is less than 12 months) (the ‘‘Severance Payment’’). During this period, the executive is also to receive continued coverage under the Company’s then-existing medical and dental benefit plans. If the executive is not permitted by the terms of the plans or applicable law to continue participation in these plans, the Company will provide the executive with commensurate insurance coverage at its expense.

One-half of the Severance Payments is to be paid at the time of termination, with remaining one-half to be paid within six months of the termination date.

Death or Disability.    If the executive’s employment is terminated as a result of his death or disability, he (or his representatives) will receive all of the payments and benefits described in the section concerning termination without Cause, except that no Severance Payment or continuing medical and dental coverage is required.

Change in Control.    In the event of a Change in Control of the Company during the term of the employment agreement, where the executive’s employment is subsequently terminated and the executive can reasonably demonstrate that the termination was at the request of a third party who has taken steps reasonably calculated to effect a change in control or otherwise arose in anticipation of or as a result of a change in control, the executive will receive all of the payments and benefits described in the section concerning termination without cause, except that the pre- and post-termination payments that are based on the annual incentive award payout are to be based on the target amount in effect on the date of termination.

Generally, a ‘‘Change in Control’’ means:

•	an acquisition of 50% or more of (i) the then-outstanding common stock or (ii) the combined voting power of the then-outstanding securities entitled to vote for directors by any person (but not including a restructuring or recapitalization by the Company or an acquisition by a Company-sponsored employee benefit plan);

•	a time when the continuing directors (that is, the directors who were serving when the employment agreement was executed or their duly recommended or endorsed successors) do not constitute a majority of the Board of Directors;

•	a business combination (such as a merger, consolidation, reorganization, or sale of all or substantially all of the Company’s assets), unless, following the business combination, the beneficial owners of the Company’s securities continue to beneficially own a majority of the outstanding securities of the resulting entity and this ownership is substantially in the same proportion as their ownership before the transaction; and

•	approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

Tax Reimbursement Arrangements.    In the event that any payment or benefit received or to be received by the executive with respect to any equity-based award, bonus or other incentive award payout, or any severance or other plan or arrangement or agreement would be subject to the ‘‘golden parachute’’ excise tax imposed by the federal income tax laws, the Company will pay the executive the additional amount necessary to ensure that the net amount retained by the executive, after deduction of all excise taxes and all taxes on the excise tax payment, as well as any interest, penalties or additions to tax payable by the executive, will be equal to the total present value of the payments intended to be made to the executive at the time these payments are made.

Conditions to Payment.    The payments and benefits provided in the event of a termination of employment without Cause or for Good Reason or following a Change in Control of the Company are contingent upon the executive executing a general release in favor of the Company. In addition, the Company’s obligation to pay any premiums for medical or dental insurance benefits will cease if the executive becomes eligible to receive similar benefits from another employer.

Executive Covenants.    As provided in their employment agreements, Messrs. LaPenta and DePalma are subject to (i) confidentiality provisions that prohibit them from disclosing any confidential information of the Company, except in the course of performing their duties for the Company or as required by law, (ii) certain post-employment restrictions on the development of intellectual property rights, and (ii) noncompetition provisions that prohibit them, during their employment and for a one-year period following termination of employment, from operating or participating in a business that competes with the Company and from soliciting any of the Company’s employees or customers.

If an executive materially breaches his obligations with respect to the Company’s intellectual property rights or the noncompetition provision, the Company may, following a 30-day notice and cure period, cease any Severance Payments made to the executive and recover all prior Severance Payments made to the executive. The Company may also pursue any other legal remedies to rectify the breach.

The following tables set forth the potential (estimated) payments and benefits to which Messrs. LaPenta and DePalma would be entitled upon termination of employment or following a change in control of the Company, as specified under their employment agreements with the Company.

Potential Payments and Benefits Upon a Termination of Employment or a Change in Control of the Company for Robert V. LaPenta

Executive Payments and Benefits(1)	Termination without Cause or for Good Reason(2)	Death or Disability(2)	Change In Control of the Company(2)
Accelerated vesting:
Stock options(3)	$182,700	$182,700	$182,700
Payment for annual incentive award (pro rated)	183,000	183,000	275,000
Severance payment(4)	825,000	—	825,000
Continued medical and dental coverage	10,134	—	10,134
Tax reimbursement amounts	—	—	—	(5)
TOTAL:	1,200,834	365,700	1,292,834

(1)	For purposes of this analysis, we have assumed the executive’s compensation is as follows: current base salary equal to $550,000, a targeted annual incentive award opportunity equal to 50% of his base salary, and an outstanding unvested stock option for 2,500 shares of the Company’s common stock with an exercise price of $16.14 per share and an outstanding unvested stock option for 315,000 shares of common stock with an exercise price of $14.55 per share.

(2)	Assumes the executive’s date of termination of employment was December 31, 2006 and that the market price of the Company’s common stock on December 29, 2006 (the last trading date of the fiscal year) was $15.13 per share.

(3)	In addition to accelerated vesting, all outstanding stock options will remain exercisable for a period of three years from the date of termination of employment. This extension of the post-termination exercise period has not been separately valued for purposes of this disclosure.

(4)	Fifty percent of this payment is to be made at the time of termination of employment, with the remaining 50% to be paid within six months of the termination date.

(5)	Based on the amounts reported in this column, the executive would not have an excise tax liability.

Potential Payments and Benefits Upon a Termination of Employment or a Change in Control of the Company for James A. DePalma

Executive Payments and Benefits(1)	Termination without Cause or for Good Reason(2)	Death or Disability(2)	Change In Control of the Company(2)
Accelerated vesting:
Stock options(3)	$104,400	$104,400	$104,400
Payment for annual incentive award (pro rated)	108,000	108,000	162,500
Severance payment(4)	487,500	—	487,500
Continued medical and dental coverage	10,134	—	10,134
Tax reimbursement amounts	—	—	—	(5)
TOTAL:	710,034	212,400	764,534

(1)	For purposes of this analysis, we have assumed the executive’s compensation is as follows: current base salary equal to $325,000, a targeted annual incentive award opportunity equal to 50% of his base salary, and an outstanding unvested stock option for 180,000 shares of common stock with an exercise price of $14.55 per share.

(2)	Assumes the executive’s date of termination of employment was December 31, 2006 and that the market price of the Company’s common stock on December 29, 2006 (the last trading date of the fiscal year) was $15.13 per share.

(3)	In addition to accelerated vesting, all outstanding stock options will remain exercisable for a period of three years from the date of termination of employment. This extension of the post-termination exercise period has not been separately valued for purposes of this disclosure.

(4)	Fifty percent of this payment is to be made at the time of termination of employment, with the remaining 50% to be paid within six months of the termination date.

(5)	Based on the amounts reported in this column, the executive would not have an excise tax liability.

Messrs. Ebzery and Ahmad and Dr. Lazzouni:

As provided in their employment offer letters, each of these Named Executive Officers is to receive the following payments and benefits in the event of his termination of employment or a change in control of the Company:

Termination of Employment.    If the individual’s (i) employment is terminated by the Company without cause, or (ii) he resigns following (x) a change in his current position with the Company, (y) a reduction in compensation in bad faith, or (z) a change in job location by more than 50 miles, then:

•	He receives his then-current base salary for a period of 12 months; and

•	Continuation of his then-current benefit coverage and premium contributions for a period of 12 months.

Change in Control.    In the event of a change in control of the Company, all outstanding unvested stock options and restricted stock awards will vest in full upon the change in control.

The following table sets forth the potential (estimated) payments and benefits to which each individual would be entitled upon termination of employment or following a change in control of the Company, as specified under his employment offer letter with the Company.

Potential Payments and Benefits Upon a Termination of Employment
Or a Change in Control of the Company(1)

Name	Base Salary Continuation ($)	Continued Benefit Coverage and Premium Contributions ($)	Accelerated Vesting of Stock Awards ($)	Accelerated Vesting of Stock Options ($)		Total ($)
James P. Ebzery
Termination of employment	$250,000	10,314	—	—		260,134
Change in control	—	—	—	—	(2)	—
Dr. Mohamed Lazzouni
Termination of employment	250,000	10,314	—	—		260,134
Change in control	—	—	—	$58,000		$58,000
Iftikhar A. Ahmad
Termination of employment	235,000	10,314	—	—		245,134
Change in control	—	—	—	—	(2)	—

(1)	For purposes of this analysis, the following assumptions were used:

•	the date of termination of employment was December 31, 2006;

•	the market price per share of the Company’s common stock on the date of the relevant triggering event was $15.13 per share;

•	each Named Executive Officer’s base salary was the amount paid in 2006 and is continued for a period of 52 weeks; and

•	The value of the accelerated vesting of outstanding stock options is the intrinsic value of the options as of December 31, 2006 (that is, the value based upon the market price of the Company’s common stock less the option exercise price).

(2)	Based on an exercise price of $16.43 per share, Messrs. Ebzery and Ahmad’s unvested stock options had no intrinsic value as of December 31, 2006.

Former Executive Officers

Under individual Separation Agreements that the Company entered into with Messrs. Bailey and Miller, each of these former executives was entitled to, and received, the following payments and benefits upon his termination of employment with the Company on September 30, 2006, in connection with the Merger:

Accrued salary and vacation time:     Payment of all base salary and unused vacation time accrued as of that date.

Severance payment:    A lump-sum severance payment equal to 12 months of current base salary plus the executive’s target annual incentive award amount ($200,000 for Mr. Bailey and $100,000 for Mr. Miller).

Integration incentive bonus:    An integration incentive bonus to compensate the executive for remaining with the Company through the completion of the merger ($105,000 for Mr. Bailey and $20,000 for Mr. Miller).

Payment for expansion of restrictive covenants:    A lump-sum payment of $530,000 to Mr. Bailey in consideration for the expansion of a restrictive covenant (a non-competition clause) imposed on him, provided the consideration for the expansion is appraised to be at least that amount.

Medical and dental plans:    For 18 months following termination of employment, the Company agreed to pay for 100% of Mr. Bailey’s current medical and dental benefits and for an additional six months, the Company would arrange for substantially similar medical and dental benefits at no cost to him.

Stock options and restricted stock awards:    All outstanding unvested stock options and restricted stock awards held by the executives vested immediately upon the closing date of the Merger.

In exchange, Messrs. Bailey and Miller each agreed to the following:

Non-disparagement/Non-defamation:    To refrain from making any disparaging, negative, or adverse remarks about the Company, including its employees, Board of Directors, business, products/services, and customers.

Non-competition/Non-solicitation:    For one year after termination of employment, not to (i) carry on or participate in any business that directly competes with the business of the Company anywhere in the United States or elsewhere in the world, (ii) solicit or endeavor to entice away any customer or client of the Company, or (iii) solicit or endeavor to entice away from the Company, hire, or offer employment or any consulting arrangement to any person or entity who was employed by the Company within the past year.

Confidentiality:    To maintain the confidentiality of the Company’s information.

DIRECTOR COMPENSATION TABLE FOR 2006

The following table sets forth, for the fiscal year ended December 31, 2006, the total compensation of the members of the Company’s Board of Directors.

Name(1)	Fees Earned or Paid in Cash by Viisage ($)(2)	Fees Earned or Paid in Cash by L-1 ($)(3)	Stock Awards ($)(4)		Option Awards ($)(6)	All Other Compensation ($)(7)	Total ($)
B.G. Beck	—	$23,587	37,500		61,395	87,500	209,982
Denis K. Berube	—	23,587	37,500		61,395	125,000	247,482
Milton E. Cooper(8)	—	34,380	134,280	(5)	11,139	—	179,799
Louis J. Freeh(8)	—	19,587	—		5,125	—	24,712
Robert S. Gelbard	686	30,066	37,500		179,362	—	247,614
Malcolm J. Gudis(8)	—	29,587	134,280	(5)	—	—	163,867
John E. Lawler(8)	—	37,380	134,280	(5)	—	—	171,660
Charles E. Levine(9)	19,663		20,688		179,392	100,000	319,743
James M. Loy(8)	—	29,587	—		5,125	—	34,712
Harriet Mouchly-Weiss	18,750	24,587	40,625		179,362	—	263,324
Peter Nessen	—	35,380	18,750		267,837	—	321,967
Paul T. Principato(9)	18,750	—	18,750		61,395	100,000	198,895
Thomas J. Reilly(9)	20,834	—	19,844		179,362	100,000	320,040
Boykin Rose(8)	—	25,587	—		5,125	—	30,712
George J. Tenet	18,750	25,587	18,750		66,250	—	129,337

(1)	Mr. LaPenta, the current Chairman of the Board of Directors of the Company, is not included in this table because, as of December 31, 2006, he was an employee of the Company. Any compensation he received during 2006 for his services as a director of Viisage prior to the Merger is included in All Other Compensation column of the Summary Compensation Table on page 32 of this Proxy Statement. Mr. Bailey, the former Chairman of the Board of Directors of Viisage, is not included in this table because he was an employee of Viisage and, thus, received no compensation for his services as a director. The compensation received by Messrs. LaPenta and Bailey as employees of the Company and Viisage, respectively, is reported in the Summary Compensation Table on page 32 of this Proxy Statement.

(2)	Viisage’s standard compensation arrangements for non-employee directors were as follows: a $60,000 annual cash retainer for service as a director. In addition, the chairs of the Audit, Nominating and Corporate Governance and Compensation Committees received cash payments of $5,000, $3,500, and $3,500, respectively, for serving in these positions. Directors did not receive any additional cash or fees for attending meetings of the Board of Directors or committee meetings. Viisage did reimburse them, however, for their out-of-pocket expenses incurred in attending Board or committee meetings. Directors also received an annual stock option grant under the Viisage Technology, Inc. 1996 Directors Stock Option Plan. See the Director Equity Awards Table for 2006 below for information on the 2006 stock option grants.

In 2006, the compensation received by the Viisage directors for board service was pro rated for the period from January 1, 2006 through the anticipated effective date of the Merger, as follows: a $37,500 annual cash retainer, $3,125 for the Audit Committee chair and $2,187.50 for the Nominating and Corporate Governance and Compensation Committee chairs.

Under the Viisage Technology, Inc. 2001 Stock in Lieu of Cash Compensation for Directors Plan (the ‘‘Director Compensation Plan’’), non-employee directors could elect to take all or a portion of their annual cash fees in shares of Viisage common stock. In 2006, in accordance with the Director Compensation Plan, three directors, Messrs. Beck, Berube, and Gelbard elected to take all of their compensation ($37,500) in shares of Viisage common stock (2,323 shares), while three directors, Messrs. Principato and Tenet and Ms. Mouchly-Weiss, elected to take half of their compensation ($18,750) in shares of Viisage common stock (1,161 shares) and half ($18,750) in cash. Mr. Reilly elected to take $19,844 in stock (1,229 shares) and $19,844 in cash and Mr. Levine elected to take $20,688 in stock (1,281 shares) and $19,000 in cash. Mr. Nessen, as chair of the Audit Committee, received a total of $40,625 for Board service to Viisage in 2006, all of which he elected to take in shares of Viisage common stock (2,517 shares). The closing price of Viisage common stock on July 21, 2006 was $16.14 per share. See the Stock Awards column of the Director Compensation Table and the Director Equity Awards Table for 2006 below for information on these stock awards.

(3)	The Company’s standard fee arrangements for non-employee directors are as follows: a $40,000 annual cash retainer for service as a director payable in quarterly installments. In addition, the chairs of the Audit, Nominating and Corporate Governance, and Compensation Committees and the Vice-Chair of the Audit Committee receive a quarterly cash fee of $5,000 for serving in these positions. Directors are paid $2,000 in cash for attending meetings of the Board of Directors and $1,000 for attending Board committee meetings. Directors also receive an annual stock award of 3,000 shares of the Company’s common stock under the Viisage Technology, Inc. 2005 Long-Term Incentive Plan that is payable annually on January 1st.

In 2006, the compensation received by the Company’s directors for board service was pro rated for the period from the effective date of the Merger through December 31, 2006, as follows: a $13,333 annual cash retainer and $1,667 for committee chair or vice-chair service. In addition, the annual stock award for 2006, payable on January 1, 2007, was reduced to 1,000 shares of the Company’s common stock.

(4)	The amounts reported in the Stock Awards column represent the portion of the grant date fair value of the stock-based awards made to the non-employee directors during 2006 and in prior years that was recognized for financial reporting purposes with respect to 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) ‘‘Share-Based Payment’’ (FAS 123(R)). Pursuant to SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made in calculating the grant date fair value amounts for the awards made in 2006 are incorporated herein by reference to the discussion of those assumptions in footnote 10 to the Company’s financial statements as contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2007.

(5)	Upon the closing of the Merger on August 29, 2006, each of the three Identix directors who served on the special subcommittee related to the Merger (Messrs. Cooper, Gudis, and Lawler) received a one-time stock award of 9,000 shares of the Company’s common stock. The closing market price of the Company’s common stock on August 29, 2006 was $14.92 per share.

(6)	The amounts reported in the Option Awards column represent the portion of the grant date fair value of the stock options made to the non-employee directors during 2006 and in prior years that was recognized for financial reporting purposes with respect to 2006 in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made in calculating the grant date fair value amounts for the options granted in 2004, 2005, and 2006 are incorporated herein by reference to the discussion of those assumptions in footnote 10 to the Company’s financial statements as contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007. Note that the amounts reported in this column reflect the Company’s accounting cost for these options, and do not correspond to the actual economic value that will be received by the non-employee directors from the options. See the Director Equity Awards Table for 2006 below for details on the stock option grants.

The aggregate number of shares underlying option awards outstanding as of December 31, 2006 for each of the non-employee directors was as follows:

Name	Number of Shares Underlying Outstanding Options
B.G. Beck	13,000
Denis K. Berube	29,000
Milton E. Cooper	85,140
Louis J. Freeh	25,000
Robert S. Gelbard	15,000
Malcolm J. Gudis	56,760
John E. Lawler	49,665
Charles E. Levine	35,656
James M. Loy	25,000
Harriet Mouchly-Weiss	44,667
Peter Nessen	48,500
Paul T. Principato	17,667
Thomas J. Reilly	28,000
Boykin Rose	25,000
George J. Tenet	34,000

For a description of our equity award grant practices for directors, see ‘‘Long-Term Incentive Awards’’ in the Compensation Discussion and Analysis on page 26 of this Proxy Statement.

(7)	Mr. Beck had a consulting agreement with Viisage under which he was to receive $300,000 per year. This agreement terminated on April 16, 2006. Mr. Berube receives $125,000 per year under a consulting agreement with the Company that is in effect until January 10, 2012 or until he finds full-time employment elsewhere. Directors who retired from the Viisage Board of Directors upon the closing of the Merger (Messrs. Levine, Principato, and Reilly) received a one-time cash payment of $100,000.

Perquisites and other personal benefits provided to each of the non-employee directors in 2006 were, in the aggregate, less than $10,000 per director.

(8)	Messrs. Cooper, Gudis and Lawler were members of the Identix Board of Directors prior to the Merger and are continuing to serve as directors of the Company. Mr. Rose was appointed to the Company’s Board of Directors as an Identix designee pursuant to the terms of the Merger. Messrs. Freeh and Loy joined the Viisage Board of Directors in July 2006.

(9)	Messrs. Levine, Principato, and Reilly retired from the Viisage Board of Directors immediately prior to the effective date of the Merger.

DIRECTOR EQUITY AWARDS TABLE FOR 2006

The following table sets forth, for the fiscal year ended December 31, 2006, information concerning equity awards granted to each of the non-employee directors in 2006.

Name	Grant Date	Stock Awards: Number of Shares of Stock or Units (#) (1)	Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)		Closing Market Price of Underlying Security on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards ($)
B.G. Beck	7/21/06		2,500	$16.14		$16.14	$31,900
	7/21/06	2,323					37,500
	8/29/06		2,500	14.55		14.92	29,600

Denis K. Berube	7/21/06		2,500	16.14		16.14	31,900
	7/21/06	2,323					37,500
	8/29/06		2,500	14.55		14.92	29,600

Milton E. Cooper	8/29/06	9,000					134,280

Louis J. Freeh	12/08/06		25,000	13.94	(4)	16.43	332,030

Robert S. Gelbard	7/21/06		2,500	16.14		16.14	31,900
	7/21/06	2,323					37,500

Malcolm J. Gudis	8/29/06	9,000					134,280

John E. Lawler	8/29/06	9,000					134,280

Charles E. Levine	7/21/06	1,281					20,688
	7/21/06		2,500	16.14		16.14	31,900
	8/29/06		12,500	14.55		14.92	148,000

James M. Loy	12/08/06		25,000	13.94	(4)	16.43	332,030

Harriet Mouchly-Weiss	7/21/06		2,500	16.14		16.14	31,900
	7/21/06	1,161					18,750
	8/29/06		12,500	14.55		14.92	148,000

Peter Nessen	7/21/06		2,500	16.14		16.14	31,900
	7/21/06	2,517					40,625
	8/29/06		20,000	14.55		14.92	236,800

Paul T. Principato	7/21/06	1,161					18,750
	7/21/06		2,500	16.14		16.14	31,900
	8/29/06		2,500	14.55		14.92	29,600

Thomas J. Reilly	7/21/06	1,229					19,844
	7/21/06		2,500	16.14		16.14	31,900
	8/29/06		12,500	14.55		14.92	148,000

Boykin Rose	12/08/06		25,000	13.94	(4)	16.43	332,030

George J. Tenet	7/21/06		2,500	16.14		16.14	31,900
	7/21/06	1,161					18,750
	8/29/06		2,500	14.55		14.92	29,600
	12/08/06		25,000	13.94	(4)	16.43	332,030

(1)	At the closing of the Merger, the three Identix directors who served on the special sub-committee related to the Merger (Messrs. Cooper, Gudis, and Lawler) received a one-time stock award of 9,000 shares of the Company’s common stock. In accordance with the Director Compensation Plan, Messrs. Beck, Berube, Gelbard, Nessen, and Tenet and Ms. Mouchly-Weiss elected to take all or a portion of their cash compensation for service on the Viisage Board of Directors in shares of Viisage common stock. For information about these elections, see Footnote 2 to the Director Compensation Table.

(2)	On July 21, 2006, Messrs. Beck, Berube, Gelbard, Levine, Nessen, Principato, Reilly, and Tenet and Ms. Mouchly-Weiss each received a stock option grant for 2,500 shares of Viisage common stock for service on the Viisage Board of Directors. On August 29, 2006, for services provided in connection with the Merger, Messrs. Beck, Berube, Principato, and Tenet each received a stock option grant for 2,500 shares of the Company’s common stock, Messrs. Gelbard, Levine, and Reilly and Ms. Mouchly-Weiss each received a stock option grant for 12,500 shares of the Company’s common stock, and Mr. Nessen received a stock option grant for 20,000 shares of the Company’s common stock. On December 8, 2006, Messrs. Freeh, Loy, Rose, and Tenet each received a stock option grant for 25,000 shares of the Company’s common stock for service on the Company’s Board of Directors.

(3)	The stock options granted on July 21, 2006 have an exercise price equal to the per share closing market price of Viisage common stock on that date. The stock options granted on August 29, 2006 have an exercise price equal to the per share weighted-average closing market price of the Company’s common stock over the 20 trading days preceding the date of grant.

(4)	The stock options granted on December 8, 2006 were originally authorized by the Compensation Committee on November 1, 2006 with an exercise price equal to the per share closing market price of the Company’s common stock on that date ($13.94), subject to approval by the Board of Directors. The options were approved by the Board on December 8, 2006 when the per share closing market price of the Company’s common stock was $16.43. The underlying option shares vest in four equal annual installments commencing on the first anniversary of the date of grant. In the event that the option holder ceases to be a director for any reason other than a voluntary separation of service, any unvested option shares will immediately vest in full.

Certain Relationships And Related Transactions

Relationship with Lau Security Systems

On January 10, 2002, we acquired the assets of Lau Security Systems, a division of Lau Technologies (‘‘Lau’’), including all of its intellectual property, contracts and distribution channels. As a result of this transaction, certain obligations on our part to license intellectual property to Lau were terminated. We assumed certain liabilities related to the acquired business and will pay Lau a royalty of 3.1% of certain of our face recognition revenues until June 30, 2014, up to a maximum of $27.5 million. Lau is owned by Denis K. Berube, Executive Vice President and Chief Officer of Lau and a member of our Board, and his wife, Joanna Lau. Mr. Berube is the beneficial owner of more than 3% of our outstanding stock.

In connection with the purchase of the business of Lau Security Systems, we entered into consulting agreements with Ms. Lau and Mr. Berube. Under the consulting agreements, Ms. Lau and Mr. Berube will each receive annual compensation of $125,000. The agreement terminates at the earlier of January 10, 2012 or the commencement of Ms. Lau’s or Mr. Berube’s full-time employment elsewhere.

Consulting Agreement with Mr. Beck

In connection with the acquisition of TDT on February 14, 2004, we entered into a consulting agreement with B.G. Beck, the former President and Chief Executive Officer of TDT. Immediately upon the completion of the acquisition, Mr. Beck was appointed to our board of directors. Mr. Beck is the beneficial owner of more than 3% of our outstanding stock. Under the consulting agreement, Mr. Beck received annual compensation of $300,000. The consulting agreement terminated on April 16, 2006 and Mr. Beck no longer receives compensation under such agreement.

Relationship with L-1 Investment Partners, LLC and Aston Capital Partners, L.P.

Investment in the Company.    Aston Capital Partners LP (‘‘Aston’’) is a private investment fund organized as a limited partnership and managed by its general partner, Aston Capital Partners GP LLC and L-1 Investment Partners. On December 16, 2005, we issued and sold to Aston, 7,619,047 shares of our common stock at $13.125 per share and warrants to purchase up to an aggregate of 1,600,000 shares of our common stock at an exercise price of $13.75 per share. Prior to its investment in the Company, the Company had no other relationships with L-1 Investment Partners and its affiliates, except that Messrs. LaPenta and DePalma were individual investors in the Company. The warrants issued to Aston are exercisable until December 16, 2008, subject to the following vesting provisions: warrants to purchase (i) 1,280,000 shares of our common stock vest on a pro rata basis when and if acquisitions involving the payment of aggregate consideration of $125 million are consummated; (ii) 213,333 shares of our common stock vest when and if the Company’s gross revenues for any four consecutive quarters are equal to or greater than $200 million; and (iii) 106,667 shares of our common stock vest when and if the Company’s gross revenues for any four consecutive quarters are equal to or greater than $300 million. The warrants to purchase 1,280,000 shares of our common stock are fully vested as a result of the Merger and certain other transactions. Robert LaPenta, James DePalma, Joseph Paresi and Doni Fordyce directly and indirectly hold all the beneficial ownership in the general partner and L-1 Investment Partners. Under the terms of the investment agreement entered into with Aston, Aston had certain governance and other rights which terminated in August 2006 in connection with the Merger. In addition, Aston has the right on two occasions to demand that we file a registration statement covering the resale of the shares of our common stock held by Aston and the shares of our common stock issuable upon exercise of the warrants.

IBT Warrants.    On December 16, 2005, upon the completion of the acquisition of IBT, we issued warrants to purchase 440,000 shares of our common stock with an exercise price of $13.75 per share to L-1 Investment Partners for strategic advice, due diligence and other services relating to the acquisition. Warrants to purchase 280,000 of the shares were fully vested and are exercisable for three years. If during any of 2006, 2007 or 2008, the IBT business generates earnings before interest, taxes, depreciation and amortization of $6 million or more, the remaining warrants to purchase 160,000 shares of our common stock will vest. These warrants have a term of three years from the date of such vesting, if any.

Consulting Agreement.    We have entered into a consulting agreement with L-1 Investment Partners, whereby we appointed and ratified L-1 Investment Partners as our advisor in connection with the IBT acquisition, the SecuriMetrics acquisition and the Merger. Pursuant to the consulting agreement, L-1 Investment Partners will not be entitled to any further compensation or expense reimbursement in connection with the IBT acquisition. However, L-1 Investment Partners received a fee of $2.5 million simultaneously with the closing of the Merger as consideration for professional services provided by L-1 Investment Partners in connection with the acquisition of SecuriMetrics and in connection with the Merger, of which $2.0 million was allocated to the Merger and $0.5 million was be allocated to the acquisition of SecuriMetrics. This one-time fee compensates L-1 Investment Partners for services provided by L-1 Investment Partners, including assisting the Company in (1) analyzing the operations and historical performance of target companies (which include SecuriMetrics, Identix and other potential transactions that have not been consummated); (2) analyzing and evaluating the transactions with such target companies; (3) financial, business and operational due diligence; and (4) evaluating related structuring and other acquisition-related matters. L-1 Investment Partners is not entitled to any other fees. The agreement contains standard representations and warranties by both parties and indemnification of L-1 Investment Partners and its affiliates for losses incurred in connection with any actions arising out of, relating to, or in connection with the services provided pursuant to this agreement except those losses arising out of the bad faith, gross negligence or willful misconduct of L-1 Investment Partners in connection with the services or a breach by L-1 Investment Partners of the agreement. The consulting agreement terminated upon the closing of the Merger.

Sale of Afix.    Aston and the Company have reached an agreement in principle whereby Aston may sell AFIX Technologies, Inc., a portfolio company of Aston which provides fingerprint and palmprint identification software to local law enforcement agencies, to the Company at fair market value, which will be determined by an independent appraiser. At the time of this Proxy Statement, no other terms of this potential sale have been agreed to and it is subject to the negotiation, execution and delivery of a definitive acquisition agreement mutually acceptable to the parties.

Sublease.    In connection with the relocation of the corporate headquarters of the Company to the offices of L-1 Investment Partners in Stamford, Connecticut, the Company entered into a sublease with L-1 Investment Partners, pursuant to which the Company will pay the rent and other costs payable by L-1 Investment Partners from the effective time of the Merger, until the earlier of (i) the expiration or termination of the lease or (ii) unless otherwise agreed to by the Company and L-1 Investment Partners, as promptly as practicable but in no event later than 60 days following the date upon which Mr. LaPenta ceases to be Chief Executive Officer of the Company for any reason. The Company estimates the costs to be approximately $720,000 per year. The sublease contains standard representations and warranties by both parties. In addition, the Company covenants to maintain the premises in accordance with the lease; maintain the insurance required to be maintained by L-1 Investment Partners under the lease; use the premises only for the purposes expressly permitted under the lease; and be responsible for obtaining and paying the cost for any utilities the offices require, to the extent that such utilities are not provided by the landlord.

Non-competition Agreement.    As a condition to the closing of the merger, the Company and L-1 Investment Partners entered into a termination and non-compete agreement which among other things, (1) terminates all arrangements (other than those specifically identified in the agreement) whereby L-1 Investment Partners and its affiliates provide financial, advisory, administrative or other services to us or our affiliates, and (2) prohibits L-1 Investment Partners and its affiliates from directly advising, performing services for, investing in or entering into any other agreement with any person that competes directly or indirectly with us or Identix, which includes without limitation in the world-wide biometric, credentialing and ID management business (other than with respect to investments of L-1 and its affiliates specifically identified in such agreement).

Employment of Robert V. LaPenta, Jr.

On March 15, 2007, we extended an offer letter to Robert V. LaPenta, Jr, the son of our Chairman, President and Chief Executive Officer, Robert V. LaPenta. Mr. LaPenta, Jr. accepted the offer on March 20, 2007. Pursuant to the offer letter, Mr. LaPenta, Jr. will serve as Vice President, M&A/Corporate Development of the Company and will receive a base salary of $150,000 from the Company plus nonqualified options to purchase 30,000 shares of Company common stock. The exercise price of the options will be the closing price of the Company’s common stock on the NYSE on the grant date, which date will be the later of (i) the first day of employment with the Company or (ii) the date the option grant is approved by the Board. The options will vest at a rate of 25% per year on each annual anniversary of the date of grant and will expire on the tenth anniversary of the date of grant. The vesting of the options is conditional on Mr. LaPenta, Jr.’s continued employment by the Company on each vesting date. Mr. LaPenta, Jr.’s employment with the Company is at will.

The hiring of Mr. LaPenta, Jr. was disclosed to the full Board and reviewed and discussed by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee also discussed applicable disclosure and governance issues related to the hiring and employment of Mr. LaPenta, Jr. and agreed that it was appropriate for the Company to provide complete disclosure and transparency on this relationship to the Company’s stockholders.

Procedures for Approval of Related Party Transactions

Pursuant to the Company’s Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee reviews and approves any material transaction between the Company and any director or executive officer of the Company (or any person or entity controlled by or controlling such director or officer, or in which such director or officer has a direct or indirect material financial interest). Prior to approving any such transaction, the Nominating and Corporate Governance Committee considers whether such transaction is in the best interests of the Company. If the Nominating and Corporate Governance Committee approves the transaction, the Nominating and Corporate Governance Committee reviews the public disclosure of such transaction prior to such disclosure.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis (‘‘CD&A’’) contained in the Company’s 2007 Proxy Statement and discussed that CD&A with management. Based on the Compensation Committee’s review of, and discussions with, management, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the CD&A be included in the Company’s Annual Report on Form 10-K for 2006 and this Proxy Statement.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Milton E. Cooper, Chairman Malcolm J. Gudis James M. Loy Boykin Rose George J. Tenet Harriet Mouchly-Weiss*

The information contained in the foregoing report shall not be deemed to be ‘‘filed’’ or to be ‘‘soliciting material’’ with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

*	Mr. Gelbard joined the Compensation Committee on April 3, 2007, subsequent to the approval of the CD&A.

REPORT OF THE AUDIT COMMITTEE

The following is the report of our Audit Committee with respect to our audited consolidated financial statements for the fiscal year ended December 31, 2006.

Review with Management

The Audit Committee reviewed and discussed our audited consolidated financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements with management, which has primary responsibility for the financial statements. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Deloitte & Touche LLP their independence. The Audit Committee also concluded that Deloitte & Touche LLP’s provision of audit and non-audit services to the Company and its subsidiaries, as described in this Proxy Statement, is compatible with Deloitte & Touche LLP’s independence.

Conclusion

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that its audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors.

Peter Nessen, Chairman Louis J. Freeh Malcolm J. Gudis John E. Lawler James M. Loy

The information contained in the foregoing report shall not be deemed to be ‘‘filed’’ or to be ‘‘soliciting material’’ with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees for services related to the year ended December 31, 2006 provided by Deloitte & Touche LLP, our independent registered public accounting firm.

Fiscal 2006
Audit Fees(a)	$1,820,410
Audit-Related Fees(b)	—
Tax Fees(c)	$3,961
All Other Fees(d)	$54,005

(a)	Audit Fees represent fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements and our internal control over financial reporting, including reviews of our quarterly financial statements, as well as services provided in connection with other SEC Filings.

(b)	Audit-Related Fees represent fees billed for assurance services related to the audit of our financial statements.

(c)	Tax Fees represent fees for professional services related to tax reporting, compliance and transaction services assistance.

(d)	All Other Fees represent fees for services provided to us not otherwise included in the categories above.

The Audit Committee of the Board of Directors has adopted a formal policy concerning the approval of audit and non-audit services to be provided by our independent registered public accounting firm, Deloitte & Touche LLP. The policy requires that all services Deloitte & Touche LLP may provide to us, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee or, under certain circumstances, the Chairman of the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Deloitte & Touche LLP during the year ended December 31, 2006.

PROPOSAL NO. 2
PROPOSED AMENDMENT TO
2005 LONG-TERM INCENTIVE PLAN

The Board of Directors of the Company is recommending that the stockholders approve an amendment to the 2005 Long-Term Incentive Plan (the ‘‘Long-Term Incentive Plan’’), as described below. If stockholder approval is received, the provisions of the Long-Term Incentive Plan, as amended, would go into effect immediately.

Description of Amendment to the Long-Term Incentive Plan

On April 3, 2007, the Board of Directors, upon the unanimous recommendation of the Compensation Committee, approved, subject to stockholder approval, an amendment (the ‘‘Amendment’’) to the Long-Term Incentive Plan (the ‘‘Amended Plan’’). The proposed Amendment would increase the number of common shares available for issuance by 2 million common shares, so that an aggregate of approximately 4 million common shares would be available for grant under the Long-Term Incentive Plan. These share counts reflect the 1 for 2.5 reverse stock split effective December 15, 2005. In all other respects, the Long-Term Incentive Plan would remain unchanged.

In making its recommendation to the Board of Directors, the Compensation Committee considered the recent history of the Company’s discretionary option grants under the Long-Term Incentive Plan, the intended purpose of the Long-Term Incentive Plan, the total number of shares that would be reserved for issuance under the Amended Plan (representing approximately 5.5% of the currently outstanding common shares), and the fact that the Long-Term Incentive Plan was designed to comply with Section 162(m) of the Code.

The Company currently grants stock options to a broad group of employees, including directors and executive officers, to align their interests with those of stockholders. In addition, the Company has recently conducted several strategic acquisitions and is actively engaged in a few additional acquisitions that will increase the employee population. The increase in the number of employees who will be eligible to receive stock option grants will require a larger share reserve under the Long-Term Incentive Plan than is currently available.

The Long-Term Incentive Plan is intended to attract and retain the best available personnel for positions of substantial responsibility, including directors, executives and other employees who are experienced in the security industry and in running growing global businesses. They also provide additional incentive to employees and directors to act with the long-term perspective necessary to promote the continued success of the Company’s business. We believe that by providing directors, executives and other employees a direct stake in the Company’s welfare, stock options and other equity awards encourage them to focus on enhancing the value of our stockholders’ investments and assure a closer identification of their interests with those of the Company and its stockholders.

Initially, the Long-Term Incentive Plan authorized the issuance of 2,000,000 common shares, of which 858,977 common shares remained available for issuance as of December 31, 2006. The Board of Directors believes that the increase in the aggregate number of common shares available for future grants under the Long-Term Incentive Plan is appropriate to permit the continued grant of options to employee and directors. The Amendment has been adopted and approved by the Board of Directors; however, if the Amendment is not approved by the stockholders, the provision of the Amendment increasing the aggregate number of common shares available for future grant will not become effective and the amount of common shares available for issuance under Long-Term Incentive Plan will remain at 2,000,000.

Summary of 2005 Long-Term Incentive Plan

The following summary of the Amended Plan is not intended to be complete and is qualified in its entirety by reference to the Amended Plan, the full text of which is set forth in Annex A hereto.

On March 1, 2005, our Board of Directors adopted, subject to stockholder approval, the Viisage Technology, Inc. 2005 Long-Term Incentive Plan (the ‘‘2005 Plan’’). The following summary of the

2005 Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2005 Plan, which was included as Appendix B to our Definitive Proxy Statement on Form 14A, filed with the SEC on September 7, 2005.

Purposes

The purposes of the 2005 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and directors, and to promote the success of our business. Options, stock purchase rights and other stock-based awards may be granted under the 2005 Plan. This will give the Company greater flexibility in providing stock-based incentive compensation to our employees and directors than is currently available under the Company’s existing stock option plans.

Administration

The 2005 Plan is administered by the Board of Directors, which may delegate its powers under the 2005 Plan to one or more committees or sub-committees of the Board of Directors. Subject to the provisions of the 2005 Plan, the administrator of the 2005 Plan has authority in its discretion to: (1) determine fair market value of our common stock; (2) select employees and directors to whom awards may be granted; (3) determine the number of shares covered by awards; (4) approve forms of agreement for use under the 2005 Plan; (5) determine the terms and conditions of awards; (6) determine whether and under what circumstances an option may be settled in cash instead of common stock; (7) prescribe, amend or rescind rules and regulations relating to the 2005 Plan; and (8) construe and interpret the terms of the 2005 Plan and awards granted pursuant to the 2005 Plan. While we expect that the plan administrator will make awards from time to time under the 2005 Plan, it has no current plans, proposals or arrangements to make any specific grants under the 2005 Plan.

Shares Subject to the 2005 Plan

The stock subject to options and awards under the 2005 Plan is authorized but unissued shares of our common stock or shares of treasury common stock. Any shares subject to an option that for any reason expires or is terminated unexercised as to such shares and any restricted stock that is forfeited and repurchased by us at not more than its exercise price as a result of the exercise of a repurchase option may again be the subject of an option or award under the 2005 Plan. The number of shares of common stock that may be issued under the 2005 Plan as proposed to be amended may not exceed 4,000,000 shares, subject to adjustment, as described below.

Section 162(m) Limitations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the chief executive officer or any of the four other most highly compensated officers. Certain performance-based compensation is specifically exempt from the deduction limit if it otherwise meets the requirements of Section 162(m). One of the requirements for equity compensation plans is that there must be a limit to the number of shares granted to any one individual under the plan. Accordingly, the 2005 Plan provides that no participant may receive, over the term of the 2005 Plan, awards for more than an aggregate of 1,000,000 shares of common stock with respect to which awards may be granted under the 2005 Plan. Stockholder approval of this proposal will constitute stockholder approval of this limitation for Section 162(m) purposes.

Eligibility

Nonstatutory stock options, or NSOs, stock purchase rights and other stock-based awards (other than incentive stock options) may be granted to employees and directors. Incentive stock options, ISOs, may be granted only to employees. Each option will be designated in the stock option agreement as either an ISO or an NSO. As of December 31, 2006, we estimate that approximately

1,047 employees, as well as our twelve non-employee directors, were eligible to participate in the 2005 Plan. Notwithstanding the terms of any award under the 2005 Plan, in the event of certain misconduct by a participant, all awards to that participant will be terminated and all shares acquired by the participant under the 2005 Plan will be subject to repurchase by us at any time within 180 days after we have knowledge of such misconduct.

Terms and Conditions of Options

Exercise Price.    The exercise price for shares issued upon exercise of options will be determined by the 2005 Plan administrator. The exercise price of ISOs may not be less than 100% of the fair market value on the date the option is granted. The exercise price of ISOs granted to a 10% or greater stockholder may not be less than 110% of the fair market value on the date of grant.

Form of Consideration.    The means of payment for shares issued upon exercise of an option will be specified in each option agreement. The 2005 Plan permits payment to be made by cash, check, promissory note of the participant, wire transfer, other shares of our common stock (with some restrictions), consideration received by us under a cashless exercise program implemented by us in connection with the 2005 Plan, or any combination of the foregoing.

Term of Options.    The term of an option may be no more than ten years from the date of grant, except that the term of an option granted to a 10% or greater stockholder may not exceed five years from the date of grant.

Termination of Employment.    No option may be exercised more than three months following termination other than by reason of the participant’s death or disability, or such other period as set forth in the option agreement. If, on the date of termination, a participant is not fully vested, the shares covered by the unvested portion will revert to the 2005 Plan.

Death or Disability.    An option is exercisable for 12 months following death of the participant or termination for a disability or such other period as set forth in the option agreement. If, on the date of death or termination, a participant is not fully vested, the shares covered by the unvested portion will revert to the 2005 Plan.

Other Provisions.    The stock option agreement for each option grant may contain other terms, provisions and conditions not inconsistent with the 2005 Plan, as may be determined by the 2005 Plan administrator.

Terms and Conditions of Stock Purchase Rights

Rights to Purchase.    Stock purchase rights may be issued either alone, in addition to, or in tandem with, other awards granted under the 2005 Plan and/or cash awards made outside of the 2005 Plan. The offer to purchase stock under the 2005 Plan will be accepted by execution by the participant of a stock purchase agreement.

Right of Repurchase.    Unless the 2005 Plan administrator determines otherwise, the stock purchase agreement will give the Company the right to repurchase the stock sold upon the termination of the participant’s service to the Company or upon the failure to satisfy any performance objectives or other conditions specified in the stock purchase agreement. The repurchase price will be the purchase price paid by the participant or such other price as set forth in the stock purchase agreement. The repurchase right will lapse upon such conditions or at such rate as the 2005 Plan administrator may determine and set forth in the stock purchase agreement.

Other Stock-Based Awards

The 2005 Plan administrator will have the right to grant other awards based upon the Company’s common stock, having such terms and conditions as the 2005 Plan administrator may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into common stock, the grant of stock appreciation rights and the grant of dividend equivalent rights.

Adjustments

Changes in Capitalization.    In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, (1) the number and class of securities available under the 2005 Plan, (2) the per-participant limit, (3) the number and class of securities and exercise price per share subject to each outstanding award, (4) the price per share at which outstanding restricted shares may be repurchased, and (5) the terms of each other outstanding award will be appropriately adjusted (or substituted awards may be made, if applicable) to the extent that the administrator of the 2005 Plan determines, in good faith, necessary and appropriate.

Dissolution or Liquidation.    The 2005 Plan administrator in its discretion may provide for a participant to have the right to exercise his or her award until 15 days prior to any dissolution or liquidation of the Company. To the extent not previously exercised, an award will terminate immediately prior to the consummation of any proposed dissolution or liquidation.

Sale of the Company.    Except as otherwise provided in any stock option agreement or stock purchase agreement or other document evidencing such rights, in the event a third party acquires a majority of the voting power of the Company, whether through the sale of substantially all of its assets, the sale of its voting securities or a merger or consolidation, the 2005 Plan administrator, in its discretion, may provide for the assumption, substitution or adjustment of each outstanding award, accelerate the vesting of options and terminate any restrictions on stock awards, or cancel awards for a cash payment to the participant.

Limits on Transferability

An incentive stock option granted under the 2005 Plan may not be transferred during a participant’s lifetime and will not be transferable other than by will or by the laws of descent and distribution following the participant’s death. Nonstatutory stock options, stock purchase rights or shares granted under the 2005 Plan may be assigned during a participant’s lifetime to members of the participant’s family or to a trust established for such family members or the participant’s former spouse pursuant to the participant’s estate plan or pursuant to a domestic relations order.

Amendment and Termination

The Board of Directors of the Company may at any time amend, alter, suspend or terminate the 2005 Plan. The Board will obtain stockholder approval of any 2005 Plan amendment to the extent necessary and desirable to comply with applicable laws. No amendment, alteration, suspension or termination of the 2005 Plan will impair the rights of any participant, unless mutually agreed in writing.

Federal Income Tax Consequences

Incentive Stock Options   —   A participant who receives an ISO will recognize no taxable income for regular federal income tax purposes upon either the grant or the exercise of such ISO. However, when a participant exercises an ISO, the difference between the fair market value of the shares purchased and the option price of those shares will be includable in determining the participant’s alternative minimum taxable income.

If the shares are retained by the participant for at least one year from the date of exercise and two years from the date of grant of the options, gain will be taxable to the participant upon sale of the shares acquired upon exercise of the ISO, as a long-term capital gain. In general, the adjusted basis for the shares acquired upon exercise will be the option price paid with respect to such exercise. The Company will not be entitled to a tax deduction arising from the exercise of an ISO if the employee qualifies for such long-term capital gain treatment.

Nonstatutory Stock Options (NSOs ) — A participant will not recognize taxable income for federal income tax purposes at the time an NSO is granted. However, the participant will recognize compensation taxable as ordinary income at the time of exercise for all shares that are not subject to a substantial risk of forfeiture. The amount of such compensation will be the difference between the option price and the fair market value of the shares on the date of exercise of the option. The

Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is deemed to have recognized compensation income with respect to shares received upon exercise of the NSO. The participant’s basis in the shares will be adjusted by adding the amount so recognized as compensation to the purchase price paid by the participant for the shares.

The participant will recognize gain or loss when he or she disposes of shares obtained upon exercise of an NSO in an amount equal to the difference between the selling price and the participant’s tax basis in such shares. Such gain or loss will be treated as long-term or short-term capital gain or loss, depending upon the holding period.

The Board of Directors recommends that the Amended Plan be approved by the stockholders.

See ‘‘EXECUTIVE COMPENSATION — REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS’’ included in this Proxy Statement for additional information concerning the Long-Term Incentive Plan.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the stockholders ratify the selection of Deloitte & Touche LLP, as our independent registered public accounting firm to audit our consolidated financial statements including those of our subsidiaries for the year ended December 31, 2007. The Audit Committee approved the selection of Deloitte &Touche LLP as our independent registered public accounting firm for 2007. Deloitte & Touche LLP is currently our independent registered public accounting firm.

The Board of Directors recommends a vote FOR this proposal.

Change of Independent Registered Public Accounting Firm

By letter dated March 21, 2006, BDO Seidman, LLP (‘‘BDO’’) notified the Company that BDO had resigned as the Company’s independent registered public accounting firm. BDO served as the Company’s independent registered public accounting firm since November 3, 1999.

During the two most recent fiscal years and through March 21, 2006, there have been no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such periods.

During the two most recent fiscal years and through March 21, 2006, there have been no reportable events as described in Item 304(a)(1)(v) of Regulation S-K, other than the material weaknesses noted below.

BDO’s reports on the Company’s financial statements for the fiscal years ended December 31, 2005 and December 31, 2004 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to audit scope or accounting principles, although the reports contained an explanatory paragraph in each year concerning a material uncertainty relative to a class action suit brought against the Company and its officers and board members. As described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, BDO’s report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 expressed the opinion that the Company did not maintain effective internal control over financial reporting due to the following material weakness: the ineffectiveness of the Company’s financial statement close process due to insufficient personnel within the accounting function to effect a timely and accurate financial statement close process with the necessary level of review and supervision. As described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, BDO’s report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expressed the opinion that the Company did not maintain effective internal control over financial reporting due to the following material weaknesses: the lack of sufficient personnel resources and technical accounting expertise within the accounting function to effect a timely financial close process and effectively evaluate and resolve non-routine and/or complex accounting transactions and the lack of control processes around information technology systems.

The Company provided BDO with a copy of the Current Report on Form 8-K filed on March 24, 2006 and Form 8-K/A filed April 3, 2006 related to this matter and requested that BDO furnish it with a letter addressed to the Securities and Exchange Commission, stating whether it agreed with the statements made by the Company, and if not, stating the respects in which it did not agree. By letter dated April 3, 2006, BDO stated that it agreed with the statements contained in the foregoing disclosure.

On May 1, 2006, the Audit Committee of the Company decided to engage Deloitte & Touche LLP as the Company’s independent registered public accounting firm commencing with the audit for the fiscal year ending December 31, 2006.

During the Company’s fiscal years ended December 31, 2005 and December 31, 2004 and the period from December 31, 2005 through May 1, 2006, neither the Company, nor anyone on its behalf, consulted with Deloitte & Touche LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by Deloitte & Touche LLP that Deloitte & Touche LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2006 Annual Report to stockholders on Form 10-K is being furnished to stockholders concurrently herewith. Exhibits to the Annual Report will be furnished to stockholders upon payment of photocopying charges.

PROPOSALS BY STOCKHOLDERS

Proposals that stockholders wish to include in our 2008 Proxy Statement and related form of proxy for presentation at our 2008 annual meeting of stockholders must be received by us at 177 Broad Street, Stamford, CT 06901, Attention of Mark S. Molina, Secretary, no later than February 25, 2008.

Any stockholder proposal must be in accordance with the rules and regulations promulgated by the SEC. With respect to proposals submitted by a stockholder other than for inclusion in our 2007 Proxy Statement and related form of proxy, timely notice of any stockholder proposal must be received by us in accordance with our By-Laws and our rules and regulations no later than February 25, 2008. Any proxies solicited by the Board of Directors for the 2008 annual meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.

The notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and of the beneficial owners (if any) of the stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such proposal on the date of the stockholder notice, (iii) the class and number of shares of the Company which are held of record, beneficially owned or represented by proxy by the stockholders and by any other stockholders known by such stockholder to be supporting such proposal on the record date for the annual meeting in question (if such date shall then have been made publicly available) and on the date of such stockholder’s notice, (iv) any material interest of the stockholder in such proposal and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, in his or her capacity as a proponent to a stockholder proposal.

In order to include information with respect to a stockholder proposal in the Company’s Proxy Statement and related form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the Securities Exchange Act of 1934.

It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.

By Order of the Board of Directors.
ROBERT V. LAPENTA Chairman of the Board, President and Chief Executive Officer

Table of Contents

Annex A

AMENDMENT TO THE
VIISAGE TECHNOLOGY, INC.
2005 LONG-TERM INCENTIVE PLAN

WHEREAS, L-1 Identity Solutions, Inc. (the ‘‘Company’’) maintains the                                Viisage Technology, Inc. 2005 Long-Term Incentive Plan (the ‘‘Plan’’) for the benefit of eligible employees and non-employee directors of the Company and its affiliates.

WHEREAS, the Board of Directors of the Company (the ‘‘Board’’) desires to                          amend the Plan to: (i) change the name of the Plan to reflect the change in the name of the Company and (ii) to increase the maximum aggregate number of Shares which may be subject to Awards and issued under the Plan; and

WHEREAS, Section 15 of the Plan provides that, subject to any legally necessary or desirable stockholder approval, the Board may amend the Plan at any time.

NOW, THEREFORE, in accordance with the foregoing, the Plan shall be amended as follows:

1.	Effective as of April 3, 2007, the name of the Plan shall be changed to the ‘‘L-1 Identity Solutions, Inc. 2005 Long-Term Incentive Plan’’ and ‘‘L-1 Identity Solutions, Inc.’’ shall be substituted for each reference in the Plan to ‘‘Viisage Technology, Inc.’’

2.	Effective as of the date that stockholder approval is obtained, the first section of Section 4(a) of the Plan shall be amended in its entirety as follows:

‘‘Number of Shares. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be subject to Awards and issued under the Plan is 4,000,000 Shares.’’

IN WITNESS WHEREOF, and as evidence of the adoption of the Amendment                                 set forth herein, the Board has caused this Amendment to be executed this 3rd day of April, 2007.

L-1 IDENTITY SOLUTIONS, INC.
BY: /s/ Robert V. LaPenta TITLE: Chairman of the Board, President and Chief Executive Officer

L-1 Identity Solutions, Inc.

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MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 9, 2007.

Vote by Internet
- Log on to the Internet and go to **www.investorvote.com**
- Follow the steps outlined on the secured website.

Vote by telephone
- Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

123456 C0123456789 12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the persons nominated for election to the Board of Directors of L-1 Identity Solutions, Inc. and a vote FOR Proposals 2 and 3.

+

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Robert V. LaPenta	☐	☐	02 - Robert S. Gelbard	☐	☐	03 - James M. Loy	☐	☐
04 - Harriet Mouchly-Weiss	☐	☐	05 - Peter Nessen	☐	☐			

	For	Against	Abstain
2. Amendment of the 2005 Long-Term Incentive Plan to increase the number of common shares available for grant under the plan.	☐	☐	☐
3. Ratification of selection of Deloitte & Touche LLP as independent registered public accountants for the Company for the year ending December 31, 2007.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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1 U P X 0 1 3 2 0 3 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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<STOCK#> 00PKDE

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — L-1 Identity Solutions, Inc.

The undersigned stockholder hereby appoints Robert V. LaPenta and Mark S. Molina, and each of them or such other persons as the Board of Directors of L-1 Identity Solutions, Inc. (the "Company") may designate, as attorneys and proxies, with full power of substitution. The undersigned hereby authorizes the above appointed proxies to represent and to vote, as designated on the reverse side, all shares of common stock of the Company held of record by the undersigned as of April 2, 2007 at the Annual Meeting of Stockholders to be held on May 9, 2007 at 2:00 p.m., local time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, CT 06870, and any adjournments or postponements thereof.

This proxy when properly executed and returned in a timely manner will be voted at this Annual Meeting and at any adjournment or postponement thereof in the manner described herein. If no direction is given, the proxy will be voted FOR Proposals One, Two and Three and in accordance with the proxy holder's discretion respecting any other matters as may properly come before the meeting.

Whether or not you expect to attend the Annual Meeting, please complete, date and sign this proxy and return it prior to the Annual Meeting in the enclosed envelope so that your shares may be represented at the Annual Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE